File No. 811-8272

     As filed with the Securities and Exchange Commission on April 30, 1999

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N1A
                             REGISTRATION STATEMENT
                    UNDER THE INVESTMENT COMPANY ACT OF 1940
                                AMENDMENT NO. 7

                        DIVERSIFIED INVESTORS PORTFOLIOS
               (Exact Name of Registrant as Specified in Charter)

                  Four Manhattanville Road, Purchase, New York 10577
                    (Address of Principal Executive Offices)

         Registrant's Telephone Number, including Area Code: 9146978000

                             Robert F. Colby, Esq.
                     Diversified Investment Advisors, Inc.
                            Four Manhattanville Road
                            Purchase, New York 10577
                    (Name and Address of Agent for Service)

                                    Copy to:
                             Roger P. Joseph, Esq.
                                Bingham Dana LLP
                               150 Federal Street
                          Boston, Massachusetts 02110



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                                EXPLANATORY NOTE


      Diversified Investors Portfolios has filed this Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940. However, beneficial interests in the Portfolios are not being registered under the Securities Act of 1933, since such interests will be issued solely in private placement transactions that do not involve any "public offering" within the meaning of Section 4(2) of the 1933 Act. Only investment companies, insurance company separate accounts, common or commingled trust funds or similar organizations or entities that are "accredited investors" within the meaning of Regulation D under the 1933 Act may make investments in the Portfolios. This Registration Statement is not an offer to sell, or the solicitation of an offer to buy, any beneficial interests in the Portfolios.



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                                     PART A


Responses to Items 1, 2, 3, 5 and 9 have been omitted pursuant to General Instruction B.2(b) of Form N-1A.

Item 4.  Investment Objectives, Principal Investment Strategies, and Related
         Risks.

PORTFOLIO GOALS

      The goal of the MONEY MARKET PORTFOLIO is to provide liquidity and as high a level of current income as is consistent with the preservation of capital.

      The goal of the HIGH QUALITY BOND PORTFOLIO is to provide a high risk-adjusted return while focusing on the preservation of capital.

      The goal of the INTERMEDIATE GOVERNMENT BOND PORTFOLIO is to provide as high a level of current income as is consistent with the preservation of capital.

      The goal of the GOVERNMENT/CORPORATE BOND PORTFOLIO is to achieve maximum total return.

      The goal of the HIGH-YIELD BOND PORTFOLIO is to provide a high level of current income.

      The goal of the BALANCED PORTFOLIO is to provide a high total investment return through investment in a broadly diversified portfolio of stocks, bonds and money market instruments.

      The goal of the EQUITY INCOME PORTFOLIO is to provide a high level of current income through investment in a diversified portfolio of common stocks with relatively high current yields; capital appreciation is a secondary goal.

      The goal of the EQUITY VALUE PORTFOLIO is to provide a high total investment return through investment primarily in a diversified portfolio of common stocks.

      The goal of the GROWTH & INCOME PORTFOLIO is to provide capital appreciation and current income.

      The goal of the EQUITY GROWTH PORTFOLIO is to provide a high level of capital appreciation through investment in a diversified portfolio of common stocks with a potential for above-average growth in earnings; current income is a secondary goal.

      The goal of the SPECIAL EQUITY PORTFOLIO is to provide a high level of capital appreciation through investment in a diversified portfolio of common stocks of small to medium size companies.

      The goal of the AGGRESSIVE EQUITY PORTFOLIO is to provide a high level of capital appreciation primarily through investing in a diversified portfolio of common stocks.


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      The goal of the INTERNATIONAL EQUITY PORTFOLIO is to provide a high level of long-term capital appreciation through investment in a diversified portfolio of securities of foreign issuers.

      The goal of each Portfolio may be changed without investor approval. Of course, there can be no assurance that any Portfolio will achieve its goal.

MAIN INVESTMENT STRATEGIES

The investment strategies described below are the strategies that, in the opinion of each Portfolio's advisers, are most likely to be important in trying to achieve the Portfolio's investment goal. There can, of course, be no assurance that any Portfolio will achieve its investment goal. Except as noted below, each Portfolio's goal and strategies may be changed without investor approval.

Please note that each Portfolio may also use strategies and invest in securities that are not described below but which are described in Part B to this Registration Statement. Of course, the Portfolio's advisers may decide, as a matter of investment strategy, not to use the investments and investment techniques described below and in Part B at any particular time.

Each Portfolio is actively managed, and the portfolio managers may trade securities frequently, resulting, from time to time, in an annual portfolio turnover rate of over 100%. Trading securities may produce capital gains, which are taxable when distributed to investors with non-tax-sheltered accounts. Active trading may also increase the amount of commissions or mark-ups to broker-dealers that the Portfolio pays when it buys and sells securities.

Each Portfolio may, from time to time, take temporary defensive positions that are inconsistent with the Portfolio's principal investment strategies in attempting to respond to adverse market, political or other conditions. When doing so, the Portfolio may invest without limit in high quality money market and other short-term instruments, and may not be pursuing its investment goal. These investments may result in a lower yield than would be available from investments with a lower quality or longer term.

A money market instrument is a short-term IOU issued by banks or other corporations, the U.S. or a foreign government or state or local governments. Money market instruments have maturity dates of 13 months or less. Money market instruments may include certificates of deposit, bankers' acceptances, variable rate demand notes (where the interest rate is reset periodically and the holder may demand payment from the issuer at any time), fixed-term obligations, commercial paper (short term unsecured debt of corporations), asset-backed securities (which are backed by pools of accounts receivable such as car installment loans or credit card receivables) and repurchase agreements. In a repurchase agreement, the seller sells a security and agrees to buy it back at a later date (usually within seven days) and at a higher price, which reflects an agreed upon interest rate.

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                                                         MONEY MARKET PORTFOLIO
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This Portfolio invests primarily in high quality, short-term money market instruments. These instruments include short-term U.S. government obligations, corporate bonds and notes, bank obligations (such as certificates of deposit and bankers' acceptances), commercial paper and repurchase agreements. The Portfolio may invest more than 25% of its total assets in obligations of U.S. banks.


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The Portfolio complies with industry regulations applicable to money market funds. These regulations require that the Portfolio's investments mature or be deemed to mature within 397 days from the date of acquisition, that the average maturity of the Portfolio's investments (on a dollar-weighted basis) be ninety days or less, and that all of the Portfolio's investments be in U.S. dollar-denominated high quality securities which have been determined by the Portfolio to present minimal credit risks. Investments in high quality, short-term instruments may, in many circumstances, result in a lower yield than would be available from investments in instruments with a lower quality or a longer term.

The Portfolio does not declare dividends on a daily basis (many money market funds do). Investment income that has not yet been declared as a dividend, or a default on a portfolio security, may cause the Portfolio's net asset value to fluctuate.

If the Portfolio concentrates in bank obligations, the Portfolio will be particularly sensitive to adverse events affecting U.S. banks. Banks are sensitive to changes in money market and general economic conditions, as well as decisions by regulators that can affect banks' profitability.

The Portfolio's managers employ a "top down" approach when selecting securities for the Portfolio. This means that the portfolio managers look first at broad market factors, and, on the basis of those market factors, choose certain sectors or industries in which to invest. The managers then look at individual companies within those sectors or industries. The managers use the same top down approach when deciding which securities to sell. Securities are sold when the Portfolio needs cash to meet redemptions, or when the managers believe that better opportunities exist or that particular securities no longer fit within the overall strategy for achieving the Portfolio's goal. In general, the portfolio managers attempt to temper income volatility in the Portfolio by investing significant portions of the portfolio in securities with maturities of thirty to forty-five days.


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                                                                BOND PORTFOLIOS
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A bond, which is also called a debt security or debt obligation, is like a loan. The issuer of the bond, which could be the U.S. government, a corporation, or a city or state, borrows money from investors and agrees to pay back the loan amount (the principal) on a certain date (the maturity date). Usually, the issuer also agrees to pay interest on certain dates during the period of the loan. Some bonds, such as zero coupon bonds, do not pay interest, but instead pay back more at maturity than the original loan. Most bonds pay a fixed rate of interest (or income), but some bonds' interest rates may change based on market or other factors.

The HIGH QUALITY BOND PORTFOLIO invests primarily in high quality debt securities with short and intermediate maturities, such as corporate bonds and notes, mortgage-backed and asset-backed securities, U.S. Treasury and government agency obligations, securities of foreign issuers (such as Yankee bonds) and repurchase agreements. Under normal circumstances the Portfolio invests at least 65% of its assets in these securities.

The dollar-weighted average maturity of the Portfolio generally does not exceed three years under normal circumstances. Individual securities held by the Portfolio may have longer maturities. Short-term debt securities generally fluctuate less in price, and have lower yields, than longer-term securities of comparable quality. The Portfolio's duration generally is between one and three

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years. Duration is a way of measuring the Portfolio's overall sensitivity to interest rate fluctuations. The net asset value of a fund with a shorter duration will generally fluctuate less in response to interest rate changes than that of a fund with a longer duration.

The Portfolio considers securities rated A- or better by Standard & Poor's or A3 or better by Moody's (and securities that the Portfolio's advisers believe are of comparable quality) to be high quality. Ratings are described in Part B to this Registration Statement. Investments in higher quality instruments may result in a lower yield than would be available from investments in lower quality instruments.

The INTERMEDIATE GOVERNMENT BOND PORTFOLIO invests primarily in U.S. government obligations and repurchase agreements secured by U.S. government obligations. Under normal circumstances the Portfolio invests at least 65% of its assets in these securities. U.S. government obligations are issued or guaranteed as to principal and interest by the U.S. government or one of its agencies or instrumentalities. Some obligations of U.S. government agencies and instrumentalities are supported by the "full faith and credit" of the United States, others by the right of the issuer to borrow from the U.S. Treasury, and others only by the credit of the agency or instrumentality. U.S. government obligations generally have less credit risk than other debt obligations.

The Portfolio also invests in mortgage-backed securities backed by pass-through certificates issued or guaranteed by the U.S. government or its agencies, and in other high quality, short-term obligations (such as corporate bonds and notes, bank obligations and repurchase agreements). ALTHOUGH THE PORTFOLIO INVESTS IN U.S. GOVERNMENT OBLIGATIONS, AN INVESTMENT IN THE PORTFOLIO IS NOT INSURED OR GUARANTEED BY THE U.S. GOVERNMENT.

The Portfolio's duration generally is between one and five years, and its dollar-weighted average maturity generally is between three and ten years under normal circumstances. The Portfolio may invest in securities with maturities of as much as thirty years.

Home mortgage loans are typically grouped together into "pools" by banks and other lending institutions. Interests in these pools (called mortgage-backed securities) are then sold to investors, allowing the bank or other lending institution to have more money available to loan to home buyers. When homeowners make interest and principal payments, these payments are passed on to the investors in the pool. Most of these pools are guaranteed by U.S. government agencies or by government sponsored private corporations -- familiarly called "Ginnie Maes", "Fannie Maes" and "Freddie Macs." Mortgaged-backed securities include collateralized mortgage obligations, or CMOs.

The GOVERNMENT/CORPORATE BOND PORTFOLIO invests primarily in investment grade debt securities and U.S. government obligations (including mortgage-backed securities guaranteed by U.S. government agencies and instrumentalities). Under normal circumstances the Portfolio invests at least 65% of its assets in U.S. government securities and corporate bonds.

The Portfolio also invests in high quality, short-term obligations and repurchase agreements, and in securities of foreign issuers.

Investment grade debt securities carry a rating of at least BBB from Standard & Poor's or Baa from Moody's or are of comparable quality as determined by the Portfolio's advisers.


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The Portfolio's duration generally is between three and ten years, and its dollar-weighted average maturity generally is between five and fifteen years (and does not exceed thirty years) under normal circumstances. While longer-term securities tend to have higher yields than short-term securities, they are subject to greater price fluctuations as a result of interest rate changes and other factors.

The portfolio managers of the HIGH QUALITY BOND PORTFOLIO, INTERMEDIATE GOVERNMENT BOND PORTFOLIO and GOVERNMENT/CORPORATE BOND PORTFOLIO use "top down" economic analysis to determine economic outlook and to forecast interest rates. They also analyze the yield curve under multiple market conditions in making maturity and duration decisions for portfolio securities. The managers of the High Quality Bond Portfolio and the Intermediate Government Bond Portfolio then attempt to select securities that will enable each Portfolio to maintain a stable net asset value and at the same time to achieve a high level of income. The managers of the Government/Corporate Bond Portfolio attempt to select securities that will enable the Portfolio to achieve growth of capital and a high level of income. The managers use the same top down approach when deciding which securities to sell. Securities are sold when a Portfolio needs cash to meet redemptions, or when the managers believe that better opportunities exist or that particular securities no longer fit within the overall strategy for achieving the Portfolio's goal.

The HIGH-YIELD BOND PORTFOLIO invests primarily in high-yielding, income producing debt securities, such as debentures and notes, and in convertible and non-convertible preferred stocks. Under normal circumstances the Portfolio invests at least 65% of its assets in these securities.

The Portfolio may invest all or a substantial portion of its assets in lower-rated debt securities, commonly referred to as "junk bonds." Lower-rated debt securities offer yields that fluctuate over time but that generally are superior to the yields offered by higher-rated securities. However, these securities also involve significantly greater risks, including price volatility and risk of default in the payment of interest and principal, than higher-rated securities. Lower-rated debt securities usually are defined as securities rated BB or lower by Standard & Poor's or Ba or lower by Moody's. See Part B to this Registration Statement for more information on ratings.

Lower quality securities tend to be issued by companies that are less secure financially. In addition, in the event these companies have financial difficulty, banks or other senior lenders often have priority in being repaid. As a result, when selecting investments, the Portfolio's advisers rely on fundamental research to identify companies with adequate cash flows, attractive valuations and strong management teams.

In selecting investments for the Portfolio, the Portfolio's advisers exclude securities that are in default or that pay interest in the form of additional debt securities. As a result, the Portfolio may be somewhat more conservative than certain other high-yield funds. The Portfolio is designed to outperform more aggressive high-yield funds in high-yield market downturns, and its performance may lag these funds in high-yield market upturns. Of course, it is possible that the Portfolio will not perform as expected.

The Portfolio may also invest in equity securities, including common stocks, warrants and rights. Investors should carefully consider the special risks of investing in this Portfolio.

                                         * * *


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Fixed income securities may bear fixed, fixed and contingent, or variable rates of interest and may involve equity features, such as conversion or exchange rights or warrants for the acquisition of stock of the same or a different issuer or participations based on revenues, sales or profits. Changes in interest rates will generally cause bigger changes in prices of longer-term securities than in prices of shorter-term securities.

Each of the Bond Portfolios may use derivatives solely for hedging purposes. These may include options, futures, swaps and forward currency contracts.

Each of the Bond Portfolios will use short-term debt and money market instruments, including short-term U.S. government and corporate obligations, commercial paper, bank obligations and repurchase agreements, in varying amounts for liquidity and cash management, and as a risk management tool.

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                                                             BALANCED PORTFOLIO
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The Balanced Portfolio seeks to meet its investment objective by maintaining a broadly diversified portfolio of stocks and bonds. The Portfolio invests in a managed mix of equity and debt securities of predominately U.S. issuers. However, the Portfolio may invest in securities of foreign issuers, including issuers located in emerging, or developing, markets.

The Portfolio's equity securities include common and preferred stocks (and their equivalents such as American Depositary Receipts). The Portfolio's debt securities include corporate bonds, notes and commercial paper, U.S. government securities and bank obligations.

The Portfolio varies the percentage of assets invested in any one type of security in accordance with its adviser's interpretation of economic and market conditions, fiscal and monetary policy, and underlying securities values. Under normal circumstances, the Portfolio invests approximately 60% of its assets in equity securities and approximately 40% of its assets in fixed income securities (investing at least 25% in fixed-income senior securities, including debt securities and preferred stock).

In selecting common stocks, the Portfolio emphasizes established companies. Most of the Portfolio's long-term debt investments are investment grade (rated BBB or better by Standard & Poor's or Baa or better by Moody's) or considered by the Portfolio's advisers to be of comparable quality.

The Portfolio may use derivatives solely for hedging purposes. These may include options, futures, swaps and forward currency contracts.

The Portfolio will use short-term debt and money market instruments, including short-term U.S. government and corporate obligations, commercial paper, bank obligations and repurchase agreements, in varying amounts for liquidity and cash management, and as a risk management tool.

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                                                               STOCK PORTFOLIOS
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The EQUITY INCOME PORTFOLIO invests primarily in stocks of companies which, in the opinion of the Portfolio's advisers, are fundamentally sound financially

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and which pay relatively high dividends on a consistent basis. The Portfolio emphasizes common stocks and preferred stocks listed on the New York Stock Exchange and on other national securities exchanges and, to a lesser extent, stocks that are traded over-the-counter.

The EQUITY VALUE PORTFOLIO invests primarily in stocks of companies which, in the opinion of the Portfolio's advisers, are trading at low valuations relative to market and/or historical levels. These stocks tend to have relatively low price/earnings ratios and/or relatively low price/book value ratios. Low price/earnings ratios or price/book value ratios mean that the stock is less expensive than average relative to the company's earnings or book value, respectively. The Portfolio emphasizes common stocks and preferred stocks listed on the New York Stock Exchange and on other national securities exchanges and, to a lesser extent, stocks that are traded over-the-counter.

Portfolios that use a value-oriented strategy search for those companies that appear to be trading below their true worth. These companies tend to have relatively low price/earnings ratios and/or relatively low price/book value ratios. Low price/earnings ratios or price/book value ratios mean that a stock is less expensive than average relative to the company's earnings or book value, respectively. These funds use research to identify potential investments, examining such features as a firm's financial condition, business prospects, competitive position and business strategy. They look for companies that appear likely to come back into favor with investors, for reasons that may range from good prospective earnings or strong management teams to new products or services.

The portfolio managers of the EQUITY INCOME PORTFOLIO and EQUITY VALUE PORTFOLIO use a "bottom up" value-oriented approach in selecting investments for the Portfolios. When portfolio managers use a "bottom up" approach, they look primarily at individual companies against the context of broader market factors. A value-oriented approach attempts to identify companies that appear to be trading below their true worth. The managers use the same bottom up approach when deciding which securities to sell. Securities are sold when a Portfolio needs cash to meet redemptions, or when the managers believe that better opportunities exist or that particular securities no longer fit within the overall strategy for achieving the Portfolio's goals.

The GROWTH & INCOME PORTFOLIO invests primarily in securities selected in large part for their potential to generate long-term capital appreciation. The Portfolio also may select securities based on their potential to generate current income. The Portfolio emphasizes securities of growing, financially stable and undervalued companies. This Portfolio attempts to achieve more capital appreciation than an income fund and less price volatility than a growth fund. The Portfolio emphasizes common stocks and preferred stocks listed on the New York Stock Exchange and on other national securities exchanges and, to a lesser extent, stocks that are traded over-the-counter.

The EQUITY GROWTH PORTFOLIO invests primarily in common stocks of companies with potential for above average growth in earnings and dividends. Under normal circumstances the Portfolio invests at least 65% of its assets in equity securities. The Portfolio emphasizes common and preferred stocks listed on the New York Stock Exchange and other national securities exchanges and, to a lesser extent, stocks that are traded over-the-counter. The Portfolio uses multiple managers to control the volatility often associated with growth funds.

Portfolios that use a growth-oriented strategy search for companies growing faster than the economy as a whole. Often, these companies are in expanding industries, such as computers and pharmaceuticals. While the size of a company

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is not necessarily a factor in determining whether its stock is suitable for a growth fund, a growth strategy that focuses on larger companies is generally considered less aggressive than one that focuses on smaller companies. Many stocks owned by growth funds do not pay dividends and can be more volatile than other types of investments. As a result, growth funds are appropriate for investors who have long-term investment horizons.

The SPECIAL EQUITY PORTFOLIO invests primarily in stocks of small to medium size companies which, in the opinion of the Portfolio's advisers, present an opportunity for significant increases in earnings, revenue and/or value, without consideration for current income. The Special Equity Portfolio emphasizes common stocks of U.S. companies with market capitalizations of less than $1 billion. The Portfolio uses multiple managers to control the volatility often associated with investments in companies of this size. The Portfolio utilizes two growth-style managers and two value-oriented managers. The Portfolio is designed to provide an opportunity for higher returns relative to the broad small cap market during periods when a particular style is out of favor.

Investing in securities of smaller companies involves special risks. Investors should carefully consider the risks of investing in the Special Equity Portfolio.

The AGGRESSIVE EQUITY PORTFOLIO invests primarily in high growth companies without regard to market capitalization. The Portfolio seeks to invest in companies which present an opportunity for significant increases in earnings, revenue and/or value, without consideration for current income, to achieve excess market returns relative to its benchmark, the Russell 2000 Growth Index. The Portfolio also emphasizes stocks of companies with consistent, above-average and accelerating profitability and growth. The investment characteristics, such as price-to-earnings ratio, of the Portfolio can undergo major changes at any time. As a result, the value of interests in this Portfolio may be very volatile.

The portfolio managers of the GROWTH & INCOME PORTFOLIO, EQUITY GROWTH PORTFOLIO, SPECIAL EQUITY PORTFOLIO and AGGRESSIVE EQUITY PORTFOLIO use a "bottom up" approach in selecting securities, relying primarily on stock selection against the context of broader market factors. These managers look for companies that they believe are in dynamic high growth sectors of the world economy, and that are thought to have dominant or strong competitive positions within their sectors. They also look for companies that are expected to have strong earnings growth potential. The managers use the same bottom up approach when deciding which securities to sell. Securities are sold when a Portfolio needs cash to meet redemptions, or when the managers believe that better opportunities exist or that particular securities no longer fit within the overall strategy for achieving the Portfolio's goal.

The INTERNATIONAL EQUITY PORTFOLIO invests primarily in foreign securities, meaning securities of issuers that, in the opinion of the Portfolio's advisers, have their principal activities outside the United States or whose securities are traded primarily outside the United States. Under normal circumstances the Portfolio invests at least 65% of its assets in equity securities of issuers in at least three countries other than the United States. The Portfolio invests most of its assets in securities of issuers in Canada, Australia and developed countries in Europe and the Far East. The Portfolio may invest up to 10% of its assets in securities of issuers in developing countries. The Portfolio may also invest in any type or quality of debt securities, including lower-rated securities, and may enter into forward currency exchange contracts solely for hedging purposes.


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The portfolio managers of the International Equity Portfolio use a "bottom up"
approach in which stock selection is based on indepth local research. In selecting individual securities, the portfolio managers use a value-oriented strategy to identify companies that appear to be trading below their true worth. The managers blend their basic, fundamental approach with macroeconomics and political judgments on the outlook for economies, industries, currencies and markets. The managers also use a bottom up approach when deciding which securities to sell. Securities are sold when the Portfolio needs cash to meet redemptions, or when the managers believe that better opportunities exist or that particular securities no longer fit within the overall strategy for achieving the Portfolio's goal.

                                     * * *

Each of the Stock Portfolios may use derivatives solely for hedging purposes. These may include options, futures, swaps and forward currency contracts.

Each of the Stock Portfolios may also invest in bonds and short-term obligations as well as securities convertible into common stocks, preferred stocks, debt securities and short-term obligations. These Portfolios will use short-term obligations and money market securities, including commercial paper, bank obligations and repurchase agreements, in varying amounts for liquidity and cash management, and as a risk management tool.

MAIN RISKS

Investing in a mutual fund involves risk. An investor should consider the risks it will assume. Certain of these risks are described below. More information about risks appears in Part B to this Registration Statement. A Portfolio's net asset value will change daily as the value of its underlying securities change. This means that an interest in a Portfolio may be worth more or less when it is sold than when it was bought. An investor may receive little or no return on its investment in the Portfolios. An investor may lose money if it invests in the Portfolios.

The risks of investing in each Portfolio depend on the securities that the Portfolio holds and the investment strategies it uses. For example, Portfolios investing more of their assets in fixed income securities may be more susceptible to interest rate risk and credit risk than Portfolios investing more of their assets in equity securities. Similarly, Portfolios investing more of their assets in equity securities may be susceptible to greater price volatility under certain circumstances than Portfolios investing more of their assets in fixed income securities. Please remember that an investment in the Portfolios is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

MARKET RISK. This is the risk that the prices of securities will rise or fall due to changing economic, political or market conditions, or due to a company's individual situation. Historically, equity securities have been more volatile than debt securities in response to market risk.

INTEREST RATE RISK. In general, the prices of debt securities rise when interest rates fall, and fall when interest rates rise. Longer term obligations are usually more sensitive to interest rate changes than shorter term obligations. A change in interest rates could cause a Portfolio's net asset value to go down. Generally, the longer the average maturity of the bonds in a Portfolio, the more the Portfolio's net asset value will fluctuate in response to interest rate changes.


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CREDIT RISK. Some issuers may not make payments on debt securities held by a
Portfolio, causing a loss. Or, an issuer may suffer adverse changes in its financial condition that could lower the credit quality of a security, leading to greater volatility in the price of the security and in interests in a Portfolio. A change in the quality rating of a bond or other security can also affect the security's liquidity and make it more difficult for a Portfolio to sell. The lower quality debt securities in which the Portfolios may invest are more susceptible to these problems than higher quality obligations. Investments held by the High-Yield Bond Portfolio will be particularly susceptible to credit risk. U.S. government securities are generally considered not to be subject to credit risk.

GROWTH SECURITIES. Growth securities typically are quite sensitive to market movements because their market prices tend to reflect future expectations. When it appears those expectations will not be met, the prices of growth securities typically fall. The success of a Portfolio's investment in growth securities depends largely on the Portfolio's advisers' skill in assessing the growth potential of the companies that issued the securities. In addition, a Portfolio investing in growth securities may underperform certain other stock funds (those emphasizing value stocks, for example) during periods when growth stocks are out of favor.

VALUE INVESTING. When a Portfolio's portfolio managers use a value oriented approach in managing the Portfolio, they look for securities that they believe are currently undervalued, or priced below their true worth, but whose issuers have good longer term prospects. An issuer may be undervalued relative to the stock market in general, relative to the underlying value of its assets or relative to what a sophisticated private investor would pay for the entire company. Value investing is based on the belief that securities of companies which are temporarily underpriced may provide a higher total return over time than securities of companies whose positive attributes are reflected in the securities' current price.

A security may not achieve its expected value because the circumstances causing it to be undervalued worsen (causing the price to decline further) or do not change, or because an adviser is incorrect in its determination that the security is undervalued. In addition, Portfolios with a value orientation may underperform certain other stock funds (those emphasizing growth stocks, for example) during periods when value stocks are not in favor.

SMALLER COMPANIES. The securities of smaller capitalization companies may have more risks than those of larger, more seasoned companies. They may be particularly susceptible to market downturns because of limited product lines, markets, distribution channels or financial and management resources. Also, there may be less publicly available information about small cap companies. Investments in small cap companies may be in anticipation of future products or services to be provided by the companies. If those products or services are delayed, the prices of the securities of the companies may drop. Sometimes, the prices of the securities of smaller capitalized companies rise and fall based on investor perception rather than economics. Securities of small cap companies may be thinly traded, making their disposition more difficult. For all these reasons, the prices of the securities of small cap companies may be more volatile, causing a Portfolio's net asset value to be volatile. Portfolios that invest a higher percentage of their assets in small cap stocks are generally more volatile than funds investing a higher percentage of their assets in larger, more established companies. Investments held by the Special Equity Portfolio are likely to be particularly susceptible to the risks of small cap companies.

FOREIGN SECURITIES. Each Portfolio may invest a portion of its assets in foreign securities. The International Equity Portfolio will invest a substantial portion of its assets in foreign securities. Investing in foreign securities involves risks in addition to those of investing in U.S. securities, including risks relating to political, social and economic developments abroad, as well as risks resulting from the differences between the regulations to which U.S. and foreign issuers and markets are subject.

     o These risks may include expropriation of assets, confiscatory taxation, withholding taxes on dividends and interest paid on Portfolio investments, currency exchange controls and other limitations on the use or transfer of Portfolio assets and political or social instability.

     o Foreign companies may not be subject to accounting standards or governmental supervision comparable to U.S. companies, and there may be less public information about their operations.

     o Foreign markets may be less liquid and more volatile than U.S. markets. Rapid increases in money supply may result in speculative investing, contributing to volatility. Also, equity securities may trade at price-earnings multiples that are higher than those of comparable U.S. companies, and that may not be sustainable. As a result, there may be rapid changes in the value of foreign securities.

     o Foreign markets may offer less protection to investors. Enforcing legal rights may be difficult, costly and slow. There may be special problems enforcing claims against foreign governments.

     o Since foreign securities often trade in currencies other than the U.S. dollar, changes in currency exchange rates will affect a Portfolio's net asset value, the value of dividends and interest earned, and gains and losses realized on the sale of securities. An increase in the U.S. dollar relative to these other currencies will adversely affect the value of the Portfolio. In addition, some foreign currency values may be volatile and there is the possibility of governmental controls on currency exchanges or governmental intervention in currency markets. Controls or intervention could limit or prevent a Portfolio from realizing value in U.S. dollars from its investment in foreign securities.

     o The International Equity Portfolio and the Balanced Portfolio may invest in issuers located in emerging, or developing, markets.

        o Emerging or developing countries are generally defined as countries in the initial stages of their industrialization cycles with low per capita income.

        o All of the risks of investing in foreign securities are heightened by investing in developing countries.

        o The markets of developing countries have been more volatile than the markets of developed countries with more mature economies. These markets often have provided higher rates of return, and greater risks, to investors, but they also may provide lower rates of return or negative returns, for extended periods.

PREPAYMENT RISK. The issuers of debt securities held by a Portfolio may be able to prepay principal due on the securities, particularly during periods of declining interest rates. The Portfolio may not be able to reinvest that principal at attractive rates, reducing income to the Portfolio. On the other hand, rising interest rates may cause prepayments to occur at slower than expected rates. This effectively lengthens the maturities of the affected securities, making them more sensitive to interest rate changes and the Portfolio's net asset value more volatile. Mortgage-backed securities are particularly susceptible to prepayment risk and their prices may be volatile.

CONVERTIBLE SECURITIES. Convertible securities, which are debt securities that may be converted into stock, are subject to the market risk of stocks, and, like other debt securities, are also subject to interest rate risk and the credit risk of their issuers. Call provisions may allow the issuer to repay the debt before it matures.

DERIVATIVES. Each Portfolio may, but is not required to, engage in certain investment strategies involving derivatives (such as options, futures, swaps and forward currency contracts). These investment strategies may be employed only in connection with hedging activities such as the following:

o protecting against a decline in value of a Portfolio's current or anticipated securities holdings;

o  as a substitute for buying or selling portfolio holdings; and

o  seeking to generate income to offset expenses or increase return.

A hedge is designed to neutralize a loss on a portfolio position with a gain in the hedge position. A properly executed hedge will result in a loss in the portfolio position being offset by a gain in the hedge position, or vice versa. However, the market movement of a hedge may not be of the same magnitude as the market movement of the hedged position. The success or failure of a hedging transaction will depend on the advisers' ability to predict movements in the hedge, the investment being hedged and the market in general (and the correlation between these factors). Derivatives may not always be available on terms that make economic sense (for example, they may be too costly), and, when used, their transaction costs and premiums may adversely affect Portfolio performance. The ability to use derivatives to hedge may also be restricted by limits established by securities and commodities exchanges and by tax considerations.

YEAR 2000 RISK. The Portfolios could be adversely affected if the computer systems used by the Portfolios or their service providers are not programmed to accurately process information on or after January 1, 2000. AEGON, the owner of the Portfolios' adviser, has adopted and has in place a Year 2000
Assessment and Planning Project to review and analyze its internal information technology and systems to determine if they are Year 2000 compatible and to assess Year 2000 issues relating to third parties with whom it has critical relationships. AEGON has tested and modified, where necessary, substantially all of its critical internal information technology systems. AEGON will continue to test non-critical systems throughout 1999. However, to mitigate the effect of outside influences upon the success of the project, AEGON has undertaken communications with its significant customers, suppliers and other third parties to determine their Year 2000 compatibility and readiness. AEGON has received written confirmation from several vendors regarding their Year 2000 status and continues to work with its business partners to ensure that systems can properly interface.

The primary equipment and electronic devices AEGON uses are computers and telephone related equipment. This type of hardware can have date sensitive embedded technology which could have Year 2000 problems. Because of this exposure, AEGON has reviewed its computer hardware and telephone systems, with assistance from the applicable vendors, and has upgraded, or replaced, or is in the process of replacing any equipment that will not properly process date sensitive data in the Year 2000 or beyond. This undertaking has been substantially completed for all operations.

AEGON is placing significant emphasis on risk management and Year 2000 business resumption contingency planning in 1999 by modifying its existing business resumption and disaster recovery plans to address potential Year 2000 issues.

Since the Year 2000 computer problem and its resolution is complex and multifaceted, the success of a response plan cannot be conclusively known until the Year 2000 is reached (or an earlier date to the extent that systems or equipment addresses Year 2000 date data prior to the Year 2000). Even with appropriate and diligent pursuit of a well-conceived project, including testing procedures, there is no certainty that any company will achieve complete success. Notwithstanding the efforts or results of AEGON and the Portfolios, their ability to function unaffected to and through Year 2000 may be adversely affected by actions (or failures to act) of third parties beyond their knowledge or control.

The Portfolios also could be adversely affected if the issuers of securities held by the Portfolios do not solve their Year 2000 problems, or if it costs them large amounts of money to solve these problems. To the extent that a Portfolio invests in foreign securities, it may be particularly susceptible to these Year 2000 problems. The Portfolios consider these factors when investing in securities.

Item 6.  Management, Organization and Capital Structure.

INVESTMENT ADVISERS

Diversified Investment Advisors, Inc. is the investment adviser of each of the Portfolios. Diversified is an indirect, wholly-owned subsidiary of AEGON USA, Inc., a financial services holding company whose primary emphasis is life and health insurance and annuity and investment products. AEGON USA is an indirect, wholly-owned subsidiary of AEGON N.V., a Netherlands corporation which is a publicly traded international insurance group.

Diversified has selected subadvisers for each Portfolio. Diversified provides general supervision of the subadvisers, subject in each case to policies set by the Trustees. Diversified's investment management decisions are made by a committee of Diversified's personnel.

The subadvisers make the day-to-day investment decisions for the Portfolios and place the purchase and sale orders for securities transactions, subject in all cases to the general supervision of Diversified. The subadvisers are listed below.

SUBADVISERS

The subadvisers described in this section are responsible for the daily management of the Portfolios named below. Diversified provides general supervision of the subadvisers. Except as otherwise noted, investment decisions are made by a committee of each subadviser's personnel.

MONEY MARKET PORTFOLIO
INTERMEDIATE GOVERNMENT BOND PORTFOLIO
GOVERNMENT/CORPORATE BOND PORTFOLIO

Capital Management Group. Capital Management Group is a division of 1740 Advisers, Inc., a wholly-owned subsidiary of The MONY Group, Inc. Capital Management Group has been a registered investment adviser since 1971. The address of Capital Management Group is 1740 Broadway, New York, New York 10019.

The following representatives of Capital Management Group are primarily responsible for the day-to-day management of the Portfolios indicated:

Money Market Portfolio: David E. Wheeler, Investment Vice President and Portfolio Manager, has been responsible for the day-to-day management of the Money Market Portfolio since 1997. Mr. Wheeler has been employed by Capital Management Group since 1994 and was employed at AIG Investment Advisers prior to 1994.

Intermediate Government Bond Portfolio and Government/Corporate Bond Portfolio:
Gregory Staples, Vice President, has been responsible for the day-to-day management of both the Intermediate Government Bond Portfolio and the Government/Corporate Bond Portfolio since 1994. Mr. Staples has been employed by Capital Management Group since 1987.

HIGH QUALITY BOND PORTFOLIO

Merganser Capital Management Corporation. Merganser was formed in 1984 and is owned by certain of its employees. Merganser has been a registered investment adviser since 1984. The principal business address of Merganser is One Cambridge Center, Cambridge, Massachusetts 02142.

HIGH-YIELD BOND PORTFOLIO

Delaware Investment Advisers. Delaware Investment Advisers is a series of Delaware Management Business Trust. Delaware is indirectly owned by Lincoln National Corp. Delaware and its predecessors have been registered investment advisers since 1952. The principal business address of Delaware Investment Advisers is 2005 Market Street, Philadelphia, Pennsylvania 19103.

BALANCED PORTFOLIO

Aeltus Investment Management, Inc.
Payden & Rygel

Aeltus Investment Management, Inc. Aeltus was formed in 1972 and is an indirect wholly-owned subsidiary of Aetna Inc. Aeltus has been a registered investment adviser since 1972. The principal business address of Aeltus is 10 State House Square, Hartford, Connecticut 06103-3602.

Payden & Rygel. Payden was formed in 1984 and is owned by Joan A. Payden, John
P. Isaacson and Scott A. King. Payden (or its predecessors) has been a registered investment adviser since 1983. The principal business address of Payden is 333 South Grand Avenue, 32nd Floor, Los Angeles, California 90071.

EQUITY INCOME PORTFOLIO

Asset Management Group. Asset Management Group is a division of 1740 Advisers, Inc., which is a wholly-owned subsidiary of The MONY Group, Inc. Asset Management Group has been a registered investment adviser since 1971. The address of Asset Management Group is 1740 Broadway, New York, New York 10019.

EQUITY VALUE PORTFOLIO

Ark Asset Management Co., Inc. Ark was formed in August of 1989 and is owned by Ark Asset Holdings, Inc. Ark Asset Holdings, Inc. is owned by Ark employees. Ark has been a registered investment adviser since 1989. The principal address of Ark is 125 Broad Street, New York, New York 10004.

GROWTH & INCOME PORTFOLIO

Putnam Advisory Company, Inc. Putnam was formed in 1937 and is owned by Marsh & McLennon Companies, Inc. Putnam has been a registered investment adviser since 1968. The principal address of Putnam is One Post Office Square, Boston, Massachusetts 02109.

EQUITY GROWTH PORTFOLIO

Dresdner RCM Global Investors LLC
Montag & Caldwell Incorporated

Dresdner RCM Global Investors LLC was established in 1996, when Dresdner Bank AG acquired RCM Capital Management. Dresdner RCM has been a registered investment adviser since 1972. The principal address of Dresdner RCM is Four Embarcadero Center, San Francisco, California 94111.

Montag & Caldwell Incorporated was established in 1945 and is owned by Alleghany Corporation. Montag & Caldwell has been a registered investment adviser since 1968. The principal address of Montag & Caldwell is 3343 Peachtree Road, N.E., Suite 1100, Atlanta, Georgia 30326-1022.

SPECIAL EQUItY PORTFOLIO

Goldman Sachs Asset Management
Pilgrim Baxter & Associates, Ltd.
RS Investment Management, L.P.
Westport Asset Management, Inc.

Goldman Sachs Asset Management is a separate operating division of Goldman, Sachs & Co., a worldwide investment banking firm, with numerous offices throughout the United States and globally. Goldman, Sachs & Co. acquired Liberty Investment Management, Inc., the predecessor firm, in January of 1997. Liberty had been a registered investment adviser since 1994. Liberty's predecessor, Eagle Asset Management, Inc., had been a registered investment adviser since 1984. The business address of the Goldman Sachs branch office responsible for managing the Portfolio is 2502 Rocky Point Drive, Suite 500, Tampa, Florida 33607.

Herbert E. Ehlers, Managing Director, and Timothy G. Ebright, Portfolio Manager, have been responsible for the day-to-day management of the Special Equity Portfolio on behalf of Liberty, and now Goldman Sachs, since 1994. Mr. Ehlers and Mr. Ebright have been employed by Goldman Sachs since 1997. Before that, they were employed by Liberty Investment Management, Inc. or its predecessor, Eagle Asset Management, Inc., since 1980 and 1988, respectively.

Pilgrim Baxter & Associates, Ltd. was formed in 1995 and is owned by United Asset Management, Inc., a publicly-owned corporation. Pilgrim (or its predecessor) has been a registered investment adviser since 1982. The principal business address of Pilgrim is 825 Duportail Road, Wayne, Pennsylvania 19087.

Gary Pilgrim, Chief Executive Officer, has been responsible for the day-to-day management of the Special Equity Portfolio on behalf of Pilgrim since September 1998. He is a founding partner of Pilgrim and has been employed by Pilgrim since 1982.

RS Investment Management, L.P. RS was formed in 1999 and is indirectly owned by BankAmerica Corporation. RS (or its predecessor) as been a registered investment adviser since 1982. The principal business address of RS is 555 California Street, San Francisco, California 94104.

Westport Asset Management, Inc. was formed in 1983 and is owned by certain of its employees. Westport has been a registered investment adviser since 1983. The principal business address of Westport is 253 Riverside Avenue, Westport, Connecticut 06880.

Andrew Knuth, Portfolio Manager, has been responsible for the day-to day management of the Special Equity Portfolio on behalf of Westport since 1994 and has been employed by Westport since 1983.

AGGRESSIVE EQUITY PORTFOLIO

McKinley Capital Management, Inc. McKinley was formed in March of 1991 and is owned by Robert B. Gillam. McKinley has been a registered investment adviser since 1991. The principal business address of McKinley is 3301 C Street, Anchorage, Alaska 99503.

Robert B. Gillam, Portfolio Manager, has been responsible for the day-to-day supervision of management of the Aggressive Equity Portfolio since 1996 and has been employed by McKinley since 1991.

INTERNATIONAL EQUITY PORTFOLIO

Capital Guardian Trust Company. Capital Guardian was formed in 1968 and is owned by Capital Group International, Inc., which is owned by The Capital Group Companies, Inc. Capital Guardian is a trust company regulated by the California Department of Financial Institutions. The principal address of Capital Guardian is 333 South Hope Street, Los Angeles, California 90071.

Capital Guardian uses a system of multiple portfolio managers. Within investment guidelines, each portfolio manager makes individual decisions as to company, country, industry, timing and percentage based on extensive field research and direct company contact.

ADVISORY FEES

For the fiscal year ended December 31, 1998, Diversified and the subadvisers received aggregate advisory fees (after waivers) equal to that percentage of each Portfolio's average daily net assets set forth in the table below.

-------------------------------------------------------------------------------
Money Market Portfolio                                                0.25%
-------------------------------------------------------------------------------
High Quality Bond Portfolio                                           0.35%
-------------------------------------------------------------------------------
Intermediate Government Bond Portfolio                                0.35%
-------------------------------------------------------------------------------
Government/Corporate Bond Portfolio                                   0.35%
-------------------------------------------------------------------------------
High-Yield Bond Portfolio                                             0.55%
-------------------------------------------------------------------------------
Balanced Portfolio                                                    0.45%
-------------------------------------------------------------------------------
Equity Income Portfolio                                               0.45%
-------------------------------------------------------------------------------
Equity Value Portfolio                                                0.57%
-------------------------------------------------------------------------------
Growth & Income Portfolio                                             0.60%
-------------------------------------------------------------------------------
Equity Growth Portfolio                                               0.62%
-------------------------------------------------------------------------------
Special Equity Portfolio                                              0.80%
-------------------------------------------------------------------------------
Aggressive Equity Portfolio                                           0.90%
-------------------------------------------------------------------------------
International Equity Portfolio                                        0.75%
-------------------------------------------------------------------------------

CAPITAL STOCK

   Each Portfolio is a separate series of Diversified Investors Portfolios, which is organized as a trust under the laws of the State of New York. Under the Declaration of Trust, the Trustees are authorized to issue beneficial interests in one or more series (each a "Series"), including the Portfolios. Currently, there are thirteen active Series of the Trust. Investments in a Portfolio may not be transferred, but an investor may withdraw all or any portion of its investment at any time at net asset value. Investors in a Portfolio (e.g., investment companies, insurance company separate accounts and common and commingled trust funds) will each be liable for all obligations of that Portfolio (and of no other Series). However, the risk of an investor in a Portfolio incurring financial loss on account of such liability is limited to circumstances in which both inadequate insurance existed and the Portfolio itself was unable to meet its obligations. Investments in a Portfolio have no preemptive or conversion rights and are fully paid and nonassessable, except as set forth below.

   Each investor in a Portfolio is entitled to a vote in proportion to the amount of its investment in that Portfolio. Investors in a Portfolio will vote as a separate class, except as to voting of Trustees, as otherwise required by the 1940 Act, or if determined by the Trustees to be a matter which affects all Series. As to any matter which does not affect a particular Series, only investors in the one or more affected Series are entitled to vote. The Portfolios are not required and have no current intention of holding special meetings of investors, but the Portfolio will hold special meetings of investors when in the judgment of the Trustees it is necessary or desirable to submit matters for an investor vote. Changes in fundamental policies will be submitted to investors for approval. Investors under certain circumstances (e.g., upon application and submission of certain specified documents to the Trustees by a specified number of investors) have the right to communicate with other investors in connection with requesting a meeting of investors for the purpose of removing one or more Trustees. Investors also have the right to remove one or more Trustees without a meeting by a declaration in writing by a specified number of investors. Upon liquidation of a Portfolio, investors in that Portfolio would be entitled to share pro rata in the net assets of the Portfolio (and no other Series) available for distribution to investors.

Item 7.  Investor Information.

HOW NET INCOME IS CALCULATED

   Each Portfolio determines its net income and realized capital gains, if any, on each day the New York Stock Exchange is open for trading (referred to as a "Business Day") and allocates all such income and gain pro rata among the investors in the Portfolio at the time of such determination.

   The "net income" of a Portfolio consists of (i) all income accrued, less the amortization of any premium, on the assets of the Portfolio, less (ii) all actual and accrued expenses of the Portfolio determined in accordance with generally accepted accounting principles. Interest income includes discount earned (including both original issue and market discount) on discount paper accrued ratably to the date of maturity and any net realized gains or losses on the assets of a Portfolio. All the net income of a Portfolio is allocated pro rata among the investors in that Portfolio (and no other Series).

THE PURCHASE AND REDEMPTION OF BENEFICIAL INTERESTS IN THE PORTFOLIO

      Beneficial interests in the Portfolios are issued solely in private placement transactions which do not involve any "public offering" within the meaning of Section 4(2) of the 1933 Act. Investments in the Portfolios may only be made by investment companies, common or commingled trust funds or similar organizations or entities which are "accredited investors" within the meaning of Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any "security" within the meaning of the 1933 Act.

      An investment in each Portfolio is made without a sales load. All investments are made at net asset value next determined after an order is received by a Portfolio. There is no minimum initial or subsequent investment in a Portfolio. However, since each Portfolio intends to be as fully invested at all times as is reasonably practicable in order to enhance the yield on its assets, investments must be made in federal funds (i.e., moneys credited to the account of a Portfolio's custodian bank by a U.S. Federal Reserve Bank).

      The Trust reserves the right to cease accepting investments for any Portfolio at any time or to reject any investment order.

      Each investor in a Portfolio may add to or reduce its investment in the Portfolio on each Business Day. As of the close of regular trading on the New York Stock Exchange, on each Business Day, the value of each investor's beneficial interest in a Portfolio is determined by multiplying the net asset value of the Portfolio by the percentage, effective for that day, which represents that investor's share of the aggregate beneficial interests in the Portfolio. Any additions or withdrawals, which are to be effected on that day, are then effected. Thereafter, the investor's percentage of the aggregate beneficial interests in the Portfolio is then re-computed as the percentage equal to the fraction (i) the numerator of which is the value of such investor's investment in the Portfolio as of the close of regular trading on such day plus or minus, as the case may be, the amount of any additions to or withdrawals from the investor's investment in the Portfolio effected on such day, and (ii) the denominator of which is the aggregate net asset value of the Portfolio as of the same time on such day plus or minus, as the case may be, the amount of the net additions to or withdrawals from the aggregate investments in the Portfolio by all investors in the Portfolio. The percentage so determined is then applied to determine the value of the investor's interest in the Portfolio as of the close of regular trading on the following Business Day of the Portfolio.

      An investor in a Portfolio may withdraw all or any portion of its investment at any time after a withdrawal request in proper form is received by the Portfolio from the investor. The proceeds of a withdrawal will be paid by the Portfolio in federal funds normally on the Business Day the withdrawal is effected, but in any event within seven days. The Portfolios may pay the redemption price in kind with readily marketable securities (instead of cash). If securities are distributed, an investor could incur brokerage, tax or other charges in converting the securities to cash.
Investments in a Portfolio may not be transferred.

      The right of any investor to receive payment with respect to any withdrawal may be suspended or the payment of the withdrawal proceeds postponed during any period in which the New York Stock Exchange is closed (other than weekends or holidays) or trading on the Exchange is restricted, or, to the extent otherwise permitted by the 1940 Act, if an emergency exists.

TAX MATTERS

Each Portfolio expects to be treated as a partnership for federal income tax purposes. As a result, the Portfolios do not expect to pay any federal income taxes and, generally, investors in a Portfolio should not have to pay federal income taxes when they receive distributions or make withdrawals from a Portfolio. However, each investor in a Portfolio must take into account its share of that Portfolio's ordinary income, expense, capital gains and losses, credits and other items, whether or not distributed, in determining its income tax liability.

It is intended that a Portfolio's assets, income and distributions will be managed in such a way that an investor in the Portfolio will be able to satisfy the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended, assuming that the investor invested all of its assets in the Portfolio.

The foregoing tax discussion is only for an investor's general information, and does not take account of the special rules applicable to certain investors (such as tax-exempt investors) or a number of special circumstances. Each investor should consult its own tax advisers regarding the tax consequences in its circumstances of an investment in a Portfolio, as well as any state, local or foreign tax consequences to them of investing in a portfolio.

Item 8.  Distribution Arrangements.

     The exclusive placement agent for the Portfolios is Diversified Investors Securities Corp. ("DISC"). The address of DISC is 4 Manhattanville Road, Purchase, New York 10577. DISC receives no compensation for serving as the exclusive placement agent for the Portfolios.

                                        PART B



Item 10.  Cover Page and Table of Contents.

     This Part B sets forth information with respect to Money Market Portfolio, High Quality Bond Portfolio, Intermediate Government Bond Portfolio, Government/Corporate Bond Portfolio, High-Yield Bond Portfolio, Balanced Portfolio, Equity Income Portfolio, Equity Value Portfolio, Growth & Income Portfolio, Equity Growth Portfolio, Special Equity Portfolio, Aggressive Equity Portfolio and International Equity Portfolio, each a series of Diversified Investors Portfolios, an investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"). The date of this Part B and Part A to the Registration Statement for each Portfolio is April 30, 1999.



TABLE OF CONTENTS                                                       Page

Portfolio History.......................................................B-2
Description of each Portfolio and Its Investments and Risks.............B-2
Management of each Portfolio............................................B-23
Control Persons and Principal Holders
  of Securities.........................................................B-25
Investment Advisory and Other Services..................................B-26
Brokerage Allocation and Other Practices................................B-34
Capital Stock and Other Securities......................................B-36
Purchase, Redemption and Pricing of
  Securities............................................................B-38
Taxation of each Portfolio..............................................B-40
Underwriters............................................................B-42
Calculations of Performance Data........................................B-42
Financial Statements....................................................B-42
Appendix A - Description of Securities Ratings..........................B-44

Item 11.  Portfolio History.

     Diversified Investors Portfolios (the "Trust") was organized as a trust under the laws of the State of New York on September 1, 1993. The Trust consists of thirteen series: Money Market Portfolio, High Quality Bond Portfolio, Intermediate Government Bond Portfolio, Government/Corporate Bond Portfolio, High-Yield Bond Portfolio, Balanced Portfolio, Equity Income Portfolio, Equity Value Portfolio, Growth & Income Portfolio, Equity Growth Portfolio, Special Equity Portfolio, Aggressive Equity Portfolio, and International Equity Portfolio (each a "Portfolio" and collectively the "Portfolios").

Item 12.  Description of each Portfolio and Its Investments and Risks.

     The investment objective of MONEY MARKET PORTFOLIO is to provide liquidity and as high a level of current income as is consistent with the preservation of capital.

     The investment objective of HIGH QUALITY BOND PORTFOLIO is to provide a high risk-adjusted return while focusing on the preservation of capital.

     The investment objective of INTERMEDIATE GOVERNMENT BOND PORTFOLIO is to provide as high a level of current income as is consistent with the preservation of capital.

     The investment objective of GOVERNMENT/CORPORATE BOND PORTFOLIO is to achieve maximum total return.

     The investment objective of HIGH-YIELD BOND PORTFOLIO is to provide a high level of current income.

     The investment objective of BALANCED PORTFOLIO is to provide a high total investment return through investment in a broadly diversified portfolio of stocks, bonds and money market instruments.

     The investment objective of EQUITY INCOME PORTFOLIO is to provide a high level of current income through investment in a diversified portfolio of common stocks with relatively high current yields; capital appreciation is a secondary objective.

     The investment objective of EQUITY VALUE PORTFOLIO is to provide a high total investment return through investment primarily in a diversified portfolio of common stocks.

     The investment objective of GROWTH & INCOME PORTFOLIO is to provide capital appreciation and current income.

     The investment objective of EQUITY GROWTH PORTFOLIO is to provide a high level of capital appreciation through investment in a diversified portfolio of common stocks with a potential for above-average growth in earnings; current income is a secondary objective.

     The investment objective of SPECIAL EQUITY PORTFOLIO is to provide a high level of capital appreciation through investment in a diversified portfolio of common stocks of small to medium size companies.

     The investment objective of AGGRESSIVE EQUITY PORTFOLIO is to provide a high level of capital appreciation primarily through investing in a diversified portfolio of common stocks.

     The investment objective of INTERNATIONAL EQUITY PORTFOLIO is to provide a high level of long-term capital appreciation through investment in a diversified portfolio of securities of foreign issuers.

     Except as stated otherwise, all investment objectives, policies and restrictions described herein are nonfundamental, and may be changed without prior investor approval.

     The Portfolios may, but need not, invest in any or all of the investments and utilize any or all of the investment techniques described in Part A to this Registration Statement and herein. Diversified Investment Advisors, Inc. ("Diversified" or the "Adviser") is the investment adviser of each Portfolio. Diversified delegates the daily management of each Portfolio to one or more subadvisers (each, a "Subadviser" and collectively, the "Subadvisers"). Diversified supervises and monitors the Subadvisers.

BANK OBLIGATIONS

     Bank obligations include certificates of deposit, time deposits (including Eurodollar time deposits) and bankers' acceptances and other shortterm debt obligations issued by domestic banks, foreign subsidiaries or foreign branches of domestic banks, domestic and foreign branches of foreign banks, domestic savings and loan associations and other banking institutions. The Portfolios have established certain minimum credit quality standards for bank obligations in which they invest.

     Domestic commercial banks organized under federal law are supervised and examined by the Comptroller of the Currency and are required to be members of the Federal Reserve System. Domestic banks organized under state law are supervised and examined by state banking authorities but are members of the Federal Reserve System only if they elect to join. In addition, state banks are subject to federal examination and to a substantial body of federal law and regulation. As a result of federal or state laws and regulations, domestic banks, among other things, generally are required to maintain specified levels of reserves, are limited in the amounts which they can loan to a single borrower, and are subject to other regulations designed to promote financial soundness. However, not all of such laws and regulations apply to the foreign branches of domestic banks.

     Obligations of foreign branches and subsidiaries of domestic banks and domestic and foreign branches of foreign banks, such as certificates of deposit and time deposits, may be general obligations of the parent banks in addition to the issuing branch, or may be limited by the terms of a specific obligation and governmental regulation. Such obligations are subject to risks that are different from or are in addition to those of domestic banks. These risks include foreign economic and political developments, foreign governmental restrictions that may adversely affect payment of principal and interest on the obligations, foreign exchange controls and foreign withholding and other taxes on interest income. These foreign branches and subsidiaries are not necessarily subject to the same or similar regulatory requirements that apply to domestic banks, such as mandatory reserve requirements, loan limitations, and accounting, auditing and financial record keeping requirements. In addition, less information may be publicly available about a foreign branch of a domestic bank or about a foreign bank than about a domestic bank. A domestic branch of a foreign bank with assets in excess of $1 billion may be subject to reserve requirements imposed by the Federal Reserve System or by the state in which the branch is located if the branch is licensed in that state.

     In addition, branches licensed by the Comptroller of the Currency and branches licensed by certain states may be required to: (a) pledge to the regulator, by depositing assets with a designated bank within the state, a certain percentage of their assets as fixed from time to time by the appropriate regulatory authority; and (b) maintain assets within the state in an amount equal to a specified percentage of the aggregate amount of liabilities of the foreign bank payable at or through all of its agencies or branches within the state.

U.S. GOVERNMENT AND AGENCY SECURITIES

     U.S. Treasury obligations include bills, notes and bonds issued by the U.S. Treasury and separately traded interest and principal component parts of these obligations that are transferable through the Federal bookentry system known as Separately Traded Registered Interest and Principal Securities (STRIPS). STRIPS are sold as zero coupon securities. These securities are usually structured with two classes that receive different portions of the interest and principal payments from the underlying obligation. The yield to maturity on the interestonly class is extremely sensitive to the rate of principal payments on the underlying obligation. The market value of the principalonly class generally is unusually volatile in response to changes in interest rates. See "Zero Coupon Securities" below for more information.

     U.S. Treasury securities differ only in their interest rates, maturities and times of issuance. Treasury Bills have initial maturities of one year or less; Treasury Notes have initial maturities of one to ten years; and Treasury Bonds generally have initial maturities of greater than ten years.

     Certain Federal agencies such as the Government National Mortgage Association (GNMA) have been established as instrumentalities of the U.S. government to supervise and finance certain types of activities. Some obligations issued or guaranteed by U.S. Government agencies and instrumentalities, for example, GNMA passthrough certificates, are supported by the full faith and credit of the U.S. Treasury; others, such as those of the Federal Home Loan Banks, by the right of the issuer to borrow from the Treasury; others, such as those issued by the Federal National Mortgage Association, by discretionary authority of the U.S. Government to purchase certain obligations of the agency or instrumentality; and others, such as those issued by the Student Loan Marketing Association, only by the credit of the agency or instrumentality. While the U.S. Government provides financial support to such U.S. Governmentsponsored agencies or instrumentalities, no assurance can be given that it will always do so, since it is not so obligated by law.

COMMERCIAL PAPER

     Commercial paper consists of shortterm (usually from 1 to 270 days) unsecured promissory notes issued by corporations in order to finance their current operations. A variable amount master demand note (which is a type of commercial paper) represents a direct borrowing arrangement involving periodically fluctuating rates of interest under an agreement between a commercial paper issuer and an institutional lender pursuant to which the lender may determine to invest varying amounts.

     The Portfolios may purchase three types of commercial paper, as classified by exemption from registration under the Securities Act of 1933, as amended (the "1933 Act"). The three types include open market, privately placed, and letter of credit commercial paper. Trading of such commercial paper is conducted primarily by institutional investors through investment dealers or directly through the issuers. Individual investor participation in the commercial paper market is very limited.

          OPEN MARKET. "Open market" commercial paper refers to the commercial paper of any industrial, commercial, or financial institution which is openly traded, including directly issued paper. "Open market" paper's 1933 Act exemption is under Section 3(a)(3) which limits the use of proceeds to current transactions, limits maturities to 270 days and requires that the paper contain no provision for automatic rollovers.

          PRIVATELY PLACED. "Privately placed" commercial paper relies on the exemption from registration provided by Section 4(2), which exempts transactions by an issuer not involving any public offering. The commercial paper may only be offered to a limited number of accredited investors. "Privately placed" commercial paper has no maturity restriction.

          LETTER OF CREDIT. "Letter of credit" commercial paper is exempt from registration under Section 3(a)(2) of the 1933 Act. It is backed by an irrevocable or unconditional commitment by a bank to provide funds for repayment of the notes. "Letter of credit" paper has no limitations on purchasers.

VARIABLE RATE AND FLOATING RATE SECURITIES

     The Portfolios may purchase floating and variable rate demand notes and bonds, which are obligations ordinarily having stated maturities in excess of 397 days, but which permit the holder to demand payment of principal at any time, or at specified intervals not exceeding 397 days, in each case upon not more than 30 days' notice. Variable rate demand notes include master demand notes which are obligations that permit a Portfolio to invest fluctuating amounts, which may change daily without penalty, pursuant to direct arrangements between the Portfolio, as lender, and the borrower. The interest rates on these notes fluctuate from time to time. The issuer of such obligations normally has a corresponding right, after a given period, to prepay in its discretion the outstanding principal amount of the obligations plus accrued interest upon a specified number of days' notice to the holders of such obligations. The interest rate on a floating rate demand obligation is based on a known lending rate, such as a bank's prime rate, and is adjusted automatically each time such rate is adjusted. The interest rate on a variable rate demand obligation is adjusted automatically at specified intervals. The interest rate on these securities may be reset daily, weekly, quarterly, or some other reset period and may have a floor or ceiling on interest rate charges. There is a risk that the current interest rate on such obligations may not accurately reflect existing market interest rates. Frequently, such obligations are backed by letters of credit or other credit support arrangements provided by banks. Because these obligations are direct lending arrangements between the lender and borrower, it is not contemplated that such instruments generally will be traded, and there generally is no established secondary market for these obligations, although they are redeemable at face value. Accordingly, where these obligations are not secured by letters of credit or other credit support arrangements, a Portfolio's right to redeem is dependent on the ability of the borrower to pay principal and interest on demand. Such obligations frequently are not rated by credit rating agencies and a Portfolio may invest in obligations which are not so rated only if the Portfolio's Subadviser determines that at the time of investment the obligations are of comparable quality to the other obligations in which the Portfolio may invest. The applicable Subadviser, on behalf of a Portfolio, will consider on an ongoing basis the creditworthiness of the issuers of the floating and variable rate demand obligations held by the Portfolio. The Portfolios will not invest more than 15% (10% in the case of the Money Market Portfolio) of the value of their net assets in floating or variable rate demand obligations as to which they cannot exercise the demand feature on not more than seven days' notice if there is no secondary market available for these obligations, and in other securities that are not readily marketable. See "Investment Restrictions" below.

PARTICIPATION INTERESTS

     A Portfolio may purchase from financial institutions participation interests in securities in which such Portfolio may invest. A participation interest gives a Portfolio an undivided interest in the security in the proportion that the Portfolio's participation interest bears to the total principal amount of the security. These instruments may have fixed, floating or variable rates of interest, with remaining maturities of 13 months or less. If the participation interest is unrated, or has been given a rating below that which is permissible for purchase by the Portfolio, the participation interest will be backed by an irrevocable letter of credit or guarantee of a bank, or the payment obligation otherwise will be collateralized by U.S. Government securities, or, in the case of unrated participation interests, the Portfolio's Subadviser must have determined that the instrument is of comparable quality to those instruments in which a Portfolio may invest. For certain participation interests, a Portfolio will have the right to demand payment, on not more than seven days' notice, for all or any part of the Portfolio's participation interest in the security, plus accrued interest. As to these instruments, a Portfolio intends to exercise its right to demand payment only upon a default under the terms of the security, as needed to provide liquidity to meet redemptions, or to maintain or improve the quality of its investment portfolio. A Portfolio will not invest more than 15% (10% in the case of the Money Market Portfolio) of its net assets in participation interests that do not have this demand feature, and in other securities that are not readily marketable. See "Investment Restrictions" below.

ILLIQUID SECURITIES

     Each Portfolio may invest up to 15% (10% for the Money Market Portfolio) of its net assets in illiquid securities, including restricted securities that are illiquid.

     Historically, illiquid securities have included securities subject to contractual or legal restrictions on resale because they have not been registered under the 1933 Act, securities which are otherwise not readily marketable and repurchase agreements having a maturity of longer than seven days. Securities which have not been registered under the 1933 Act are referred to as private placements or restricted securities and are purchased directly from the issuer or in the secondary market. Mutual funds do not typically hold a significant amount of these restricted or other illiquid securities because of the potential for delays on resale and uncertainty in valuation. The absence of a trading market can make it difficult to ascertain a market value for these investments. In addition, limitations on resale may have an adverse effect on the marketability of portfolio securities and a mutual fund might be unable to dispose of restricted or other illiquid securities promptly or at reasonable prices and might thereby experience difficulty satisfying redemptions within seven days. A mutual fund might also have to register such restricted securities in order to dispose of them which, if possible at all, would result in additional expense and delay. Adverse market conditions could impede such a public offering of securities.

     In recent years, however, a large institutional market has developed for certain securities that are not registered under the 1933 Act, including repurchase agreements, commercial paper, foreign securities, municipal securities and corporate bonds and notes. Institutional investors depend on an efficient institutional market in which the unregistered security can be readily resold or on an issuer's ability to honor a demand for repayment. The fact that there are contractual or legal restrictions on resale of such investments to the general public or to certain institutions may not be indicative of their liquidity.

     Rule 144A under the 1933 Act allows a broader institutional trading market for securities otherwise subject to restriction on their resale to the general public. Rule 144A establishes a "safe harbor" from the registration requirements of the 1933 Act for resales of certain securities to qualified institutional buyers.

     The applicable Subadviser will monitor the liquidity of Rule 144A securities for each Portfolio under the supervision of the Trust's Board of Trustees. In reaching liquidity decisions, the Subadviser will consider, among other things, the following factors: (a) the frequency of trades and quotes for the security, (b) the number of dealers and other potential purchasers wishing to purchase or sell the security, (c) dealer undertakings to make a market in the security and (d) the nature of the security and of the marketplace trades (e.g., the time needed to dispose of the security, the method of soliciting offers and the mechanics of the transfer).

     Institutional trading in Rule 144A securities is relatively new and the liquidity of these investments could be impaired if trading in Rule 144A securities does not develop or if qualified institutional buyers become, for a time, uninterested in purchasing Rule 144A securities.

UNSECURED PROMISSORY NOTES

     A Portfolio also may purchase unsecured promissory notes ("Notes") which are not readily marketable and have not been registered under the 1933 Act, provided such investments are consistent with the Portfolio's investment objective. The Notes purchased by the Portfolio will have remaining maturities of 13 months or less. The Portfolio will invest no more than 15% (10% in the case of the Money Market Portfolio) of its net assets in such Notes and in other securities that are not readily marketable (which securities would include floating and variable rate demand obligations as to which the Portfolio cannot exercise the demand feature described above and as to which there is no secondary market). See "Investment Restrictions" below.

REPURCHASE AGREEMENTS AND REVERSE REPURCHASE AGREEMENTS

     Repurchase agreements are agreements by which a person purchases a security and simultaneously commits to resell that security to the seller (which is usually a member bank of the Federal Reserve System or a member firm of the New York Stock Exchange (or a subsidiary thereof)) at an agreedupon date within a number of days (usually not more than seven) from the date of purchase. The resale price reflects the purchase price plus an agreedupon market rate of interest which is unrelated to the coupon rate or maturity of the purchased security. A repurchase agreement involves the obligation of the seller to pay the agreedupon price, which obligation is in effect secured by the value of the underlying security, usually U.S. Government or government agency issues. Under the Investment Company Act of 1940, as amended (the "1940 Act"), repurchase agreements may be considered to be loans by the buyer. A Portfolio's risk is limited to the ability of the seller to pay the agreed upon amount on the delivery date. If the seller defaults, the underlying security constitutes collateral for the seller's obligation to pay although a Portfolio may incur certain costs in liquidating this collateral and in certain cases may not be permitted to liquidate this collateral. All repurchase agreements entered into by the Portfolios are fully collateralized, with such collateral being marked to market daily.

     The Portfolios may borrow funds for temporary or emergency purposes, such as meeting larger than anticipated redemption requests, and not for leverage.

One means of borrowing is by agreeing to sell portfolio securities to financial institutions such as banks and brokerdealers and to repurchase them at a mutually agreed date and price (a "reverse repurchase agreement"). At the time a Portfolio enters into a reverse repurchase agreement it will place in a segregated custodial account cash, U.S. Government securities or highgrade debt obligations having a value equal to the repurchase price, including accrued interest. The segregation of assets could impair the Portfolio's ability to meet its current obligations or impede investment management if a large portion of the Portfolio's assets are involved. Reverse repurchase agreements also involve the risk that the market value of the securities sold by the Portfolio may decline below the repurchase price of those securities.

     The Portfolios may, together with other registered investment companies managed by the Portfolios' Subadvisers or their affiliates, transfer uninvested cash balances into a single joint account, the daily aggregate balance of which will be invested in one or more repurchase agreements, including tri-party subcustody repurchase arrangements.

FOREIGN SECURITIES--ALL PORTFOLIOS

     The Portfolios may invest their assets in securities of foreign issuers. Investing in securities issued by companies whose principal business activities are outside the United States may involve significant risks not present in domestic investments. For example, there is generally less publicly available information about foreign companies, particularly those not subject to the disclosure and reporting requirements of the U.S. securities laws. Foreign issuers are generally not bound by uniform accounting, auditing and financial reporting requirements comparable to those applicable to domestic issuers. Investments in foreign securities also involve the risk of possible adverse changes in investment or exchange control regulations, expropriation or confiscatory taxation, brokerage or other taxation, limitation on the removal of funds or other assets of a Portfolio, political or financial instability or diplomatic and other developments which would affect such investments. Further, economies of particular countries or areas of the world may differ favorably or unfavorably from the economy of the United States.

     It is anticipated that in most cases the best available market for foreign securities would be on exchanges or in overthecounter markets located outside the United States. Foreign stock markets, while growing in volume and sophistication, are generally not as developed as those in the United States, and securities of some foreign issuers (particularly those located in developing countries) may be less liquid and more volatile than securities of comparable United States companies. Foreign security trading practices, including those involving securities settlement where a Portfolio's assets may be released prior to receipt of payment, may expose a Portfolio to increased risk in the event of a failed trade or the insolvency of a foreign brokerdealer. In addition, foreign brokerage commissions are generally higher than commissions on securities traded in the United States and may be nonnegotiable. In general, there is less overall governmental supervision and regulation of foreign securities exchanges, brokers and listed companies than in the United States.

     MONEY MARKET PORTFOLIO

     The Money Market Portfolio may invest in the following foreign securities:
(a) U.S. dollardenominated obligations of foreign branches and subsidiaries of domestic banks and foreign banks (such as Eurodollar CDs, which are U.S. dollardenominated CDs issued by branches of foreign and domestic banks located outside the United States; Eurodollar TDs ("ETDs"), which are U.S. dollardenominated deposits in a foreign branch of a foreign or domestic bank; and Canadian TDs, which are essentially the same as ETDs except they are issued by branches of major Canadian banks); (b) high quality, U.S. dollardenominated shortterm bonds and notes (including variable amount master demand notes) issued by foreign corporations (including Canadian commercial paper, which is commercial paper issued by a Canadian corporation or a Canadian subsidiary of a U.S. corporation, and Europaper, which is U.S. dollardenominated commercial paper of a foreign issuer); and (c) U.S. dollardenominated obligations issued or guaranteed by one or more foreign governments or any of their political subdivisions, agencies or instrumentalities that are determined by the Portfolio's Subadviser to be of comparable quality to the other obligations in which the Money Market Portfolio may invest. Such securities also include debt obligations of supranational entities. Supranational entities include international organizations designated or supported by governmental entities to promote economic reconstruction or development and international banking institutions and related government agencies. Examples include the International Bank for Reconstruction and Development (the World Bank), the European Coal and Steel Community, the Asian Development Bank and the InterAmerican Development Bank.

     PORTFOLIOS OTHER THAN THE MONEY MARKET PORTFOLIO

     Not more than 5% of a Portfolio's assets may be invested in closedend investment companies which primarily hold foreign securities. Investments in such companies entail the risk that the market value of such investments may be substantially less than their net asset value and that there would be duplication of investment management and other fees and expenses.

     American Depository Receipts ("ADRs"), European Depositary Receipts ("EDRs"), Global Depositary Receipts ("GDRs") and other forms of depositary receipts for securities of foreign issuers provide an alternative method for a Portfolio to make foreign investments. These securities are not denominated in the same currency as the securities into which they may be converted and fluctuate in value based on the underlying security. Generally, ADRs, in registered form, are designed for use in U.S. securities markets and EDRs and GDRs, in bearer form, are designed for use in European and global securities markets. ADRs are receipts typically issued by a U.S. bank or trust company evidencing ownership of the underlying securities. EDRs and GDRs are European and global receipts evidencing a similar arrangement.

     The Portfolios may invest in foreign securities that impose restrictions on transfer within the United States or to United States persons. Although securities subject to such transfer restrictions may be marketable abroad, they may be less liquid than foreign securities of the same class that are not subject to such restrictions.

FORWARD FOREIGN CURRENCY EXCHANGE CONTRACTS

     Forward currency exchange contracts may be entered into for each Portfolio for the purchase or sale of foreign currency to hedge against adverse rate changes or otherwise to achieve the Portfolio's investment objectives. A currency exchange contract allows a definite price in dollars to be fixed for securities of foreign issuers that have been purchased or sold (but not settled) for the Portfolio.

     Because some Portfolios may buy and sell securities denominated in currencies other than the U.S. dollar and receive interest, dividends and sale proceeds in currencies other than the U.S. dollar, the Portfolios from time to time may enter into foreign currency exchange transactions to convert to and from different foreign currencies and to convert foreign currencies to and from the U.S. dollar. The Portfolios either enter into these transactions on a spot (i.e., cash) basis at the spot rate prevailing in the foreign currency exchange market or use forward contracts to purchase or sell foreign currencies.

     A forward foreign currency exchange contract is an obligation by a Portfolio to purchase or sell a specific currency at a future date, which may be any fixed number of days from the date of the contract. Forward foreign currency exchange contracts establish an exchange rate at a future date. These contracts are affected in the interbank market conducted directly between currency traders (usually large commercial banks) and their customers. A forward foreign currency exchange contract generally has no deposit requirement and is traded at a net price without commission. A Portfolio maintains with its custodian a segregated account of high grade liquid assets in an amount at least equal to its obligations under each forward foreign currency exchange contract. Neither spot transactions nor forward foreign currency exchange contracts eliminate fluctuations in the prices of the Portfolio's securities or in foreign exchange rates, or prevent loss if the prices of these securities should decline.

     The Portfolios may enter into foreign currency hedging transactions in an attempt to protect against changes in foreign currency exchange rates between the trade and settlement dates of specific securities transactions or changes in foreign currency exchange rates that would adversely affect a portfolio position or an anticipated investment position.

     Each Portfolio may also enter into proxy hedges and cross hedges. In a proxy hedge, which generally is less costly than a direct hedge, a Portfolio, having purchased a security, will sell a currency whose value is believed to be closely linked to the currency in which the security is denominated. Interest rates prevailing in the country whose currency was sold would be expected to be closer to those in the U.S. and lower than those of securities denominated in the currency of the original holding. This type of hedging entails greater risk than a direct hedge because it is dependent on a stable relationship between the two currencies paired as proxies and the relationships can be very unstable at times. A Portfolio may enter into a cross hedge if a particular currency is expected to decrease against another currency. The Portfolio would sell the currency expected to decrease and purchase a currency which is expected to increase against the currency sold in an amount equal to some or all of the Portfolio's holdings denominated in the currency sold.

     Entering into exchange contracts may result in the loss of all or a portion of the benefits which otherwise could have been obtained from favorable movements in exchange rates. In addition, entering into such contracts means incurring certain transaction costs and bearing the risk of incurring losses if rates do not move in the direction anticipated.

     The Portfolios (other than the International Equity Portfolio) will not routinely enter into foreign currency hedging transactions with respect to security transactions; however, the Portfolios may do so when their Subadvisers determine that the transactions would be in a Portfolio's best interest. Although these transactions tend to minimize the risk of loss due to a decline in the value of the hedged currency, at the same time they tend to limit any potential gain that might be realized should the value of the hedged currency increase. The precise matching of the forward contract amounts and the value of the securities involved will not generally be possible because the future value of such securities in foreign currencies will change as a consequence of market movements in the value of such securities between the date the forward contract is entered into and the date it matures. The projection of currency market movements is extremely difficult, and the successful execution of a hedging strategy is highly uncertain.

     While these contracts are not presently regulated by the Commodity Futures Trading Commission ("CFTC"), the CFTC may in the future assert authority to regulate forward contracts. In such event a Portfolio's ability to utilize forward contracts in the manner set forth in Part A to this Registration Statement may be restricted. Forward contracts may reduce the potential gain from a positive change in the relationship between the U.S. dollar and foreign currencies. Unanticipated changes in currency prices may result in poorer overall performance for a Portfolio than if it had not entered into such contracts. The use of foreign currency forward contracts may not eliminate fluctuations in the underlying U.S. dollar equivalent value of the prices of or rates of return on a Portfolio's foreign currency denominated portfolio securities and the use of such techniques will subject the Portfolio to certain risks.

     Even if a hedge is generally successful, the matching of the increase in value of a forward contract and the decline in the U.S. dollar equivalent value of the foreign currency denominated asset that is the subject of the hedge generally will not be precise. In addition, a Portfolio may not always be able to enter into foreign currency forward contracts at attractive prices and this will limit a Portfolio's ability to use such contract to hedge or crosshedge its assets. Also, with regard to a Portfolio's use of crosshedges, there can be no assurance that historical correlations between the movement of certain foreign currencies relative to the U.S. dollar will continue. Thus, at any time poor correlation may exist between movements in the exchange rates of the foreign currencies underlying a Portfolio's cross-hedges and the movements in the exchange rates of the foreign currencies in which the Portfolio's assets that are the subject of such crosshedges are denominated.

GUARANTEED INVESTMENT CONTRACTS

     The Portfolios may invest in guaranteed investment contracts ("GICs") issued by insurance companies. Pursuant to such contracts, a Portfolio makes cash contributions to a deposit fund of the insurance company's general account. The insurance company then credits to the Portfolio guaranteed interest. The GICs provide that this guaranteed interest will not be less than a certain minimum rate. The insurance company may assess periodic charges against a GIC for expenses and service costs allocable to it, and the charges will be deducted from the value of the deposit fund. Because a Portfolio may not receive the principal amount of a GIC from the insurance company on seven days' notice or less, the GIC is considered an illiquid investment and, together with other instruments in a Portfolio which are not readily marketable, will not exceed 15% (10% in the case of the Money Market Portfolio) of the Portfolio's net assets. The term of a GIC will be 13 months or less. In determining average weighted portfolio maturity, a GIC will be deemed to have a maturity equal to the longer of the period of time remaining until the next readjustment of the guaranteed interest rate or the period of time remaining until the principal amount can be recovered from the issuer through demand.

WHEN-ISSUED SECURITIES

     Forward commitments or purchases of securities on a whenissued basis are transactions where the price of the securities is fixed at the time of commitment and the delivery and payment ordinarily takes place beyond customary settlement time. The interest rate realized on these securities is fixed as of the purchase date and no interest accrues to the buyer before settlement. The securities are subject to market fluctuation due to changes in market interest rates; the securities are also subject to fluctuation in value pending settlement based upon public perception of the creditworthiness of the issuer of these securities.

     It is expected that, under normal circumstances, the Portfolios would take delivery of such securities. When a Portfolio commits to purchase a security on a "whenissued" or on a "forward delivery" basis, the Portfolio establishes procedures consistent with the relevant policies of the SEC. Since those policies currently require that an amount of a Portfolio's assets equal to the amount of the purchase be held aside or segregated to be used to pay for the commitment, the Portfolios expect always to have cash, cash equivalents, or high quality debt securities sufficient to cover any commitments or to limit any potential risk. However, although the Portfolios do not intend to make such purchases for speculative purposes and intend to adhere to the provisions of SEC policies, purchases of securities on such bases may involve more risk than other types of purchases. For example, a Portfolio may have to sell assets which have been set aside in order to meet redemptions. Also, if a Portfolio determines it is advisable as a matter of investment strategy to sell the "whenissued" or "forward delivery" securities, the Portfolio would be required to meet its obligations from the then available cash flow or the sale of securities, or, although it would not normally expect to do so, from the sale of the "whenissued" or "forward delivery" securities themselves (which may have a value greater or less than the Portfolio's payment obligation).

ZERO COUPON OBLIGATIONS

     A zero coupon security pays no interest or principal to its holder during its life. A zero coupon security is sold at a discount, frequently substantial, and redeemed at face value at its maturity date. The market prices of zero coupon securities are generally more volatile than the market prices of securities of similar maturity that pay interest periodically, and zero coupon securities are likely to react more to interest rate changes than nonzero coupon securities with similar maturity and credit qualities.

     A Portfolio may acquire zero coupon obligations when consistent with its investment objective and policies. Since interest income is accrued throughout the term of the zero coupon obligation but is not actually received until maturity, a Portfolio may have to sell other securities to pay dividends based on such accrued income prior to maturity of the zero coupon obligation.

FUTURES CONTRACTS AND OPTIONS ON FUTUrES CONTRACTS AND FOREIGN CURRENCIES--
  PORTFOLIOS OTHER THAN ThE MONEY MARKET PORTFOLIO

     Futures Contracts. A Portfolio may enter into contracts for the purchase or sale for future delivery of fixedincome securities or foreign currencies, or contracts based on financial indices including any index of U.S. or foreign stocks, U.S. Government securities, foreign government securities or corporate debt securities. U.S. futures contracts have been designed by exchanges which have been designated "contracts markets" by the CFTC, and must be executed through a futures commission merchant, or brokerage firm, which is a member of the relevant contract market. Futures contracts trade on a number of exchange markets, and, through their clearing corporations, the exchanges guarantee performance of the contracts as between the clearing members of the exchange. A Portfolio may enter into futures contracts which are based on debt securities that are backed by the full faith and credit of the U.S. Government, such as longterm U.S. Treasury Bonds, Treasury Notes, Government National Mortgage Association modified passthrough mortgagebacked securities and threemonth U.S. Treasury Bills. A Portfolio may also enter into futures contracts which are based on bonds issued by entities other than the U.S. Government.

     Purchases or sales of stock index futures contracts may be used to attempt to protect the Portfolio's current or intended stock investments from broad fluctuations in stock prices. For example, the Portfolio may sell stock index futures contracts in anticipation of or during a decline in the market value of the Portfolio's securities. If such decline occurs, the loss in value of portfolio securities may be offset, in whole or part, by gains on the futures position. When a Portfolio is not fully invested in the securities market and anticipates a significant market advance, it may purchase stock index futures contracts in order to gain rapid market exposure that may, in part or entirely, offset increases in the cost of securities that the Portfolio intends to purchase. As such purchases are made, the corresponding positions in stock index futures contracts will be closed out. In a substantial majority of these transactions, the Portfolio will purchase such securities upon termination of the futures position, but under unusual market conditions, a long futures position may be terminated without a related purchase of securities.

     At the same time a futures contract is purchased or sold, the Portfolio must allocate cash or securities as a deposit payment ("initial deposit"). It is expected that the initial deposit would be approximately 1/2% to 5% of a contract's face value. Daily thereafter, the futures contract is valued and the payment of "variation margin" may be required, since each day the Portfolio would provide or receive cash that reflects any decline or increase in the contract's value.

     At the time of delivery of securities pursuant to such a contract, adjustments are made to recognize differences in value arising from the delivery of securities with a different interest rate from that specified in the contract. In some (but not many) cases, securities called for by a futures contract may not have been issued when the contract was written.

     Although futures contracts by their terms may call for the actual delivery or acquisition of securities, in most cases the contractual obligation is fulfilled before the date of the contract without having to make or take delivery of the securities. The offsetting of a contractual obligation is accomplished by buying (or selling, as the case may be) on a commodities exchange an identical futures contract calling for delivery in the same month. Such a transaction, which is effected through a member of an exchange, cancels the obligation to make or take delivery of the securities. Since all transactions in the futures market are made, offset or fulfilled through a clearinghouse associated with the exchange on which the contracts are traded, a Portfolio will incur brokerage fees when it purchases or sells futures contracts.

     The purpose of the acquisition or sale of a futures contract, in the case of a Portfolio which holds or intends to acquire fixedincome securities, is to attempt to protect the Portfolio from fluctuations in interest or foreign exchange rates without actually buying or selling fixedincome securities or foreign currencies. For example, if interest rates were expected to increase, a Portfolio might enter into futures contracts for the sale of debt securities. Such a sale would have much the same effect as selling an equivalent value of the debt securities owned by the Portfolio. If interest rates did increase, the value of the debt security in a Portfolio would decline, but the value of the futures contracts to the Portfolio would increase at approximately the same rate, thereby keeping the net asset value of the Portfolio from declining as much as it otherwise would have. The Portfolio could accomplish similar results by selling debt securities and investing in bonds with short maturities when interest rates are expected to increase. However, since the futures market is generally more liquid than the cash market, the use of futures contracts as an investment technique allows a Portfolio to maintain a defensive position without having to sell its portfolio securities.

     Similarly, when it is expected that interest rates may decline, futures contracts may be purchased to attempt to hedge against anticipated purchases of debt securities at higher prices. Since the fluctuations in the value of futures contracts should be similar to those of debt securities, a Portfolio could take advantage of the anticipated rise in the value of debt securities without actually buying them until the market had stabilized. At that time, the futures contracts could be liquidated and the Portfolio could then buy debt securities on the cash market.

     When a Portfolio enters into futures contracts, the Portfolio will establish a segregated account to cover the Portfolio's obligations with respect to such futures contracts. The assets in the account will consist of cash, cash equivalents or high quality liquid debt securities from its portfolio in an amount equal to the difference between the fluctuating market value of such futures contracts and the aggregate value of the initial and variation margin payments made by the Portfolio with respect to such futures contracts.

     The ordinary spreads between prices in the cash and futures market, due to differences in the nature of those markets, are subject to distortions. First, all participants in the futures market are subject to initial deposit and variation margin requirements. Rather than meeting additional variation margin requirements, investors may close futures contracts through offsetting transactions which could distort the normal relationship between the cash and futures markets. Second, the liquidity of the futures market depends on participants entering into offsetting transactions rather than making or taking delivery. To the extent participants decide to make or take delivery, liquidity in the futures market could be reduced, thus producing distortion. Third, from the point of view of speculators, the margin deposit requirements in the futures market are less onerous than margin requirements in the securities market. Therefore, increased participation by speculators in the futures market may cause temporary price distortions. Due to the possibility of distortion, a correct forecast of general interest rate or other trends by the applicable Subadviser may still not result in a successful transaction.

     In addition, futures contracts entail risks. Although the Subadvisers believe that use of such contracts will benefit the Portfolios, if the Subadvisers' investment judgment about the general direction of interest rates is incorrect, a Portfolio's overall performance would be poorer than if it had not entered into any such contract. For example, if a Portfolio has hedged against the possibility of an increase in interest rates which would adversely affect the price of debt securities held by it and interest rates decrease instead, the Portfolio will lose part or all of the benefit of the increased value of its debt securities which it has hedged because it will have offsetting losses in its futures positions. In addition, in such situations, if a Portfolio has insufficient cash, it may have to sell debt securities to meet daily variation margin requirements. Such sales of bonds may be, but will not necessarily be, at increased prices which reflect the rising market. A Portfolio may have to sell securities at a time when it may be disadvantageous to do so.

     Options on Futures Contracts. The Portfolios may purchase and write options on futures contracts for hedging purposes. The purchase of a call option on a futures contract is similar in some respects to the purchase of a call option on an individual security. Depending on the pricing of the option compared to either the price of the futures contract upon which it is based or the price of the underlying securities, it may or may not be less risky than ownership of the futures contract or underlying securities. As with the purchase of futures contracts, when a Portfolio is not fully invested it may purchase a call option on a futures contract to hedge against a market advance due to declining interest rates.

     The purchase of a put option on a futures contract is similar in some respects to the purchase of protective put options on portfolio securities. For example, a Portfolio may purchase a put option on a futures contract to hedge its portfolio against the risk of rising interest rates.

     The amount of risk a Portfolio assumes when it purchases an option on a futures contract is the premium paid for the option plus related transaction costs. In addition to the correlation risks discussed above, the purchase of an option also entails the risk that changes in the value of the underlying futures contract will not be fully reflected in the value of the option purchased.

     The writing of a call option on a futures contract constitutes a partial hedge against declining prices of the security or currency which is deliverable upon exercise of the futures contract. If the futures price at expiration of the option is below the exercise price, a Portfolio will retain the full amount of the option premium which provides a partial hedge against any decline that may have occurred in the Portfolio's investment portfolio holdings. The writing of a put option on a futures contract constitutes a partial hedge against increasing prices of the security or foreign currency which is deliverable upon exercise of the futures contract. If the futures price at expiration of the option is higher than the exercise price, the Portfolio will retain the full amount of the option premium which provides a partial hedge against any increase in the price of securities which the Portfolio intends to purchase. If a put or call option the Portfolio has written is exercised, the Portfolio will incur a loss which will be reduced by the amount of the premium it receives. In the case of a call option written by the Portfolio, the loss is potentially unlimited. Depending on the degree of correlation between changes in the value of its portfolio securities and changes in the value of its futures positions, the Portfolio's losses from options on futures may to some extent be reduced or increased by changes in the value of portfolio securities.

     The Board of Trustees of the Trust adopted the requirement that futures contracts and options on futures contracts be used either (a) as a hedge without regard to any quantitative limitation, or (b) for other purposes to the extent that immediately thereafter the aggregate amount of margin deposits on all (nonhedge) futures contracts of a Portfolio and premiums paid on outstanding (nonhedge) options on futures contracts owned by the Portfolio does not exceed 5% of the market value of the total assets of the Portfolio. In addition, the aggregate market value of the outstanding futures contracts purchased by the Portfolio may not exceed 50% of the market value of the total assets of the Portfolio. Neither of these restrictions will be changed by the Board of Trustees without considering the policies and concerns of the various applicable federal and state regulatory agencies.

     Options on Foreign Currencies. A Portfolio may purchase and write options on foreign currencies for hedging purposes in a manner similar to that in which futures contracts on foreign currencies, or forward contracts, may be utilized. For example, a decline in the dollar value of a foreign currency in which portfolio securities are denominated will reduce the dollar value of such securities, even if their value in the foreign currency remains constant. In order to protect against such diminutions in the value of portfolio securities, the Portfolio may purchase put options on the foreign currency. If the value of the currency does decline, a Portfolio will have the right to sell such currency for a fixed amount in dollars and will thereby offset, in whole or in part, the adverse effect on its portfolio which otherwise would have resulted.

     Conversely, where a rise in the dollar value of a currency in which securities to be acquired are denominated is projected, thereby increasing the cost of such securities, the Portfolio may purchase call options thereon. The purchase of such options could offset, at least partially, the effects of the adverse movements in exchange rates. As in the case of other types of options, however, the benefit to the Portfolio deriving from purchases of foreign currency options will be reduced by the amount of the premium and related transaction costs. In addition, where currency exchange rates do not move in the direction or to the extent anticipated, the Portfolio could sustain losses on transactions in foreign currency options which would require it to forego a portion or all of the benefits of advantageous changes in such rates.

     A Portfolio may write options on foreign currencies for the same types of hedging purposes. For example, where a Portfolio anticipates a decline in the dollar value of foreign currency denominated securities due to adverse fluctuations in exchange rates it could, instead of purchasing a put option, write a call option on the relevant currency. If the expected decline occurs, the options will most likely not be exercised, and the diminution in value of portfolio securities will be offset by the amount of the premium received.

     Similarly, instead of purchasing a call option to hedge against an anticipated increase in the dollar cost of securities to be acquired, the Portfolio could write a put option on the relevant currency which, if rates move in the manner projected, will expire unexercised and allow the Portfolio to hedge such increased cost up to the amount of the premium. As in the case of other types of options, however, the writing of a foreign currency option will constitute only a partial hedge up to the amount of the premium, and only if rates move in the expected direction. If this does not occur, the option may be exercised and the Portfolio would be required to purchase or sell the underlying currency at a loss which may not be offset by the amount of the premium. Through the writing of options on foreign currencies, the Portfolio also may be required to forego all or a portion of the benefits which might otherwise have been obtained from favorable movements in exchange rates.

     Losses from the writing of call options are potentially unlimited. Accordingly, the Portfolios intend that any call options on foreign currencies that they write (other than for cross-hedging purposes as described below) will be covered. A call option written on a foreign currency by a Portfolio is "covered" if the Portfolio owns the underlying foreign currency covered by the call or has an absolute and immediate right to acquire that foreign currency without additional cash consideration (or for additional cash consideration held in a segregated account by its custodian) upon conversion or exchange of another foreign currency held in its portfolio. A call option is also covered if the Portfolio has a call on the same foreign currency and in the same principal amount as the call written where the exercise price of the call held
(a) is equal to or less than the exercise price of the call written or (b) is greater than the exercise price of the call written if the difference is maintained by the Portfolio in cash, U.S. Government securities and other high quality liquid debt securities in a segregated account with its custodian.

     The Portfolios may also write call options on foreign currencies that are not covered for crosshedging purposes. A call option on a foreign currency is for crosshedging purposes if it is not covered, but is designed to provide a hedge against a decline in the U.S. dollar value of a security which the Portfolio owns or has the right to acquire and which is denominated in the currency underlying the option due to an adverse change in the exchange rate. In such circumstances, the Portfolio collateralizes the option by maintaining in a segregated account with its custodian, cash or U.S. Government securities or other high quality liquid debt securities in an amount not less than the value of the underlying foreign currency in U.S. dollars marked to market daily.

     Additional Risks of Options on Futures Contracts, Forward Contracts and Options on Foreign Currencies. Unlike transactions entered into by a Portfolio in futures contracts, forward contracts and options on foreign currencies are not traded on contract markets regulated by the CFTC or (with the exception of certain foreign currency options) by the SEC. To the contrary, such instruments are traded through financial institutions acting as marketmakers, although foreign currency options are also traded on certain national securities exchanges, such as the Philadelphia Stock Exchange and the Chicago Board Options Exchange, subject to SEC regulation. Similarly, options on currencies may be traded overthecounter. In an overthecounter trading environment, many of the protections afforded to exchange participants will not be available. For example, there are no daily price fluctuation limits, and adverse market movements could therefore continue to an unlimited extent over a period of time. Moreover, the option writer and a trader of forward contracts could lose amounts substantially in excess of their initial investments, due to the margin and collateral requirements associated with such positions.

     Options on foreign currencies traded on national securities exchanges are within the jurisdiction of the SEC, as are other securities traded on such exchanges. As a result, many of the protections provided to traders on organized exchanges will be available with respect to such transactions. In particular, all foreign currency option positions entered into on a national securities exchange are cleared and guaranteed by the Options Clearing Corporation ("OCC"), thereby reducing the risk of counterparty default. Further, a liquid secondary market in options traded on a national securities exchange may be more readily available than in the overthecounter market, potentially permitting a Portfolio to liquidate open positions at a profit prior to exercise or expiration, or to limit losses in the event of adverse market movements.

     The purchase and sale of exchangetraded foreign currency options, however, is subject to the risks of the availability of a liquid secondary market described above, as well as the risks regarding adverse market movements, margining of options written, the nature of the foreign currency market, possible intervention by governmental authorities and the effects of other political and economic events. In addition, exchangetraded options on foreign currencies involve certain risks not presented by the overthecounter market. For example, exercise and settlement of such options must be made exclusively through the OCC, which has established banking relationships in applicable foreign countries for this purpose. As a result, the OCC may, if it determines that foreign governmental restrictions or taxes would prevent the orderly settlement of foreign currency option exercises, or would result in undue burdens on the OCC or its clearing member, impose special procedures on exercise and settlement, such as technical changes in the mechanics of delivery of currency, the fixing of dollar settlement prices or prohibitions on exercise.

     As in the case of forward contracts, certain options on foreign currencies are traded overthecounter and involve liquidity and credit risks which may not be present in the case of exchangetraded currency options. A Portfolio's ability to terminate overthecounter options will be more limited than with exchangetraded options. It is also possible that brokerdealers participating in overthecounter options transactions will not fulfill their obligations. Until such time as the staff of the SEC changes its position, each Portfolio will treat purchased overthecounter options and assets used to cover written overthecounter options as illiquid securities. With respect to options written with primary dealers in U.S. Government securities pursuant to an agreement requiring a closing purchase transaction at a formula price, the amount of illiquid securities may be calculated with reference to the repurchase formula.

     In addition, futures contracts, options on futures contracts, forward contracts and options on foreign currencies may be traded on foreign exchanges. Such transactions are subject to the risk of governmental actions affecting trading in or the prices of foreign currencies or securities. The value of such positions also could be adversely affected by (a) other complex foreign political and economic factors, (b) lesser availability than in the United States of data on which to make trading decisions, (c) delays in the

Portfolio's ability to act upon economic events occurring in foreign markets during non-business hours in the United States, (d) the imposition of different exercise and settlement terms and procedures and margin requirements than in the United States, and (e) lesser trading volume.

     The successful use of futures contracts, options on futures contracts and options on foreign currencies draws upon the applicable Subadviser's skill and experience with respect to such instruments. Should stock prices, or interest or exchange rates move in an unexpected manner, a Portfolio may not achieve the anticipated benefits of futures contracts or options on futures contracts or foreign currencies or may realize losses and thus will be in a worse position than if such strategies had not been used. In addition, the correlation between movements in the price of futures contracts or options on futures contracts or foreign currencies and movements in the price of the securities and currencies hedged or used for cover will not be perfect and could produce unanticipated losses.

OPTIONS ON SECURITIES--PORTFOLIOS OTHER THAN THE MONEY MARKET PORTFOLIO

     The Portfolios may write (sell) covered call and put options to a limited extent on their portfolio securities ("covered options"). However, a Portfolio may forego the benefits of appreciation on securities sold or may pay more than the market price on securities acquired pursuant to call and put options written by the Portfolio.

     When a Portfolio writes a covered call option, it gives the purchaser of the option the right to buy the underlying security at the price specified in the option (the "exercise price") by exercising the option at any time during the option period. If the option expires unexercised, the Portfolio will realize income in an amount equal to the premium received for writing the option. If the option is exercised, a decision over which a Portfolio has no control, the Portfolio must sell the underlying security to the option holder at the exercise price. By writing a covered call option, a Portfolio forgoes, in exchange for the premium less the commission ("net premium"), the opportunity to profit during the option period from an increase in the market value of the underlying security above the exercise price.

     When a Portfolio writes a covered put option, it gives the purchaser of the option the right to sell the underlying security to the Portfolio at the specified exercise price at any time during the option period. If the option expires unexercised, the Portfolio will realize income in the amount of the premium received for writing the option. If the put option is exercised, a decision over which a Portfolio has no control, the Portfolio must purchase the underlying security from the option holder at the exercise price. By writing a covered put option, a Portfolio, in exchange for the net premium received, accepts the risk of a decline in the market value of the underlying security below the exercise price. A Portfolio will only write put options involving securities for which a determination is made at the time the option is written that the Portfolio wishes to acquire the securities at the exercise price.

     A Portfolio may terminate its obligation as the writer of a call or put option by purchasing an option with the same exercise price and expiration date as the option previously written. This transaction is called a "closing purchase transaction." Where a Portfolio cannot effect a closing purchase transaction, it may be forced to incur brokerage commissions or dealer spreads in selling securities it receives or it may be forced to hold underlying securities until an option is exercised or expires.

     When a Portfolio writes an option, an amount equal to the net premium received by the Portfolio is included in the liability section of the Portfolio's Statement of Assets and Liabilities as a deferred credit. The amount of the deferred credit will be subsequently marked to market to reflect the current market value of the option written. The current market value of a traded option is the last sale price or, in the absence of a sale, the mean between the closing bid and asked price. If an option expires on its stipulated expiration date or if the Portfolio enters into a closing purchase transaction, the Portfolio will realize a gain (or loss if the cost of a closing purchase transaction exceeds the premium received when the option was sold), and the deferred credit related to such option will be eliminated. If a call option is exercised, the Portfolio will realize a gain or loss from the sale of the underlying security and the proceeds of the sale will be increased by the premium originally received. Securities against which call options are written will be segregated on the books of the custodian for the Portfolio.

     A Portfolio may purchase call and put options on any securities in which it may invest. A Portfolio would normally purchase a call option in anticipation of an increase in the market value of such securities. The purchase of a call option would entitle the Portfolio, in exchange for the premium paid, to purchase a security at a specified price during the option period. A Portfolio would ordinarily have a gain if the value of the securities increased above the exercise price sufficiently to cover the premium and would have a loss if the value of the securities remained at or below the exercise price during the option period.

     A Portfolio would normally purchase put options in anticipation of a decline in the market value of securities in its portfolio ("protective puts") or securities of the type in which it is permitted to invest. The purchase of a put option would entitle a Portfolio, in exchange for the premium paid, to sell a security, which may or may not be held in the Portfolio's investment portfolio, at a specified price during the option period. The purchase of protective puts is designed merely to offset or hedge against a decline in the market value of the Portfolio's investment portfolio securities. Put options also may be purchased by a Portfolio for the purpose of affirmatively benefiting from a decline in the price of securities which the Portfolio does not own. A Portfolio would ordinarily recognize a gain if the value of the securities decreased below the exercise price sufficiently to cover the premium and would recognize a loss if the value of the securities remained at or above the exercise price. Gains and losses on the purchase of protective put options would tend to be offset by countervailing changes in the value of underlying portfolio securities.

     The hours of trading for options on securities may not conform to the hours during which the underlying securities are traded. To the extent that the option markets close before the markets for the underlying securities, significant price and rate movements can take place in the underlying securities markets that cannot be reflected in the option markets. It is impossible to predict the volume of trading that may exist in such options, and there can be no assurance that viable exchange markets will develop or continue.

     The Portfolios may engage in overthecounter options transactions with brokerdealers who make markets in these options. The ability to terminate overthecounter option positions is more limited than with exchangetraded option positions because the predominant market is the issuing broker rather than an exchange, and may involve the risk that brokerdealers participating in such transactions will not fulfill their obligations. To reduce this risk, the Portfolios will purchase such options only from brokerdealers who are primary government securities dealers recognized by the Federal Reserve Bank of New York and who agree to (and are expected to be capable of) entering into closing transactions, although there can be no guarantee that any such option will be liquidated at a favorable price prior to expiration. The applicable Subadviser will monitor the creditworthiness of dealers with whom a Portfolio enters into such options transactions under the general supervision of Diversified and the Trust's Board of Trustees.

OPTIONS ON SECURITIES INDICES--PORTFOLIOS OTHER THAN THE MONEY MARKET PORTFOLIO

     In addition to options on securities, the Portfolios may also purchase and write (sell) call and put options on securities indices. Such options give the holder the right to receive a cash settlement during the term of the option based upon the difference between the exercise price and the value of the index. Such options will be used for the purposes described above under "Options on Securities."

     Options on securities indices entail risks in addition to the risks of options on securities. The absence of a liquid secondary market to close out options positions on securities indices is more likely to occur, although the Portfolios generally will only purchase or write such an option if the applicable Subadviser believes the option can be closed out.

     Use of options on securities indices also entails the risk that trading in such options may be interrupted if trading in certain securities included in the index is interrupted. A Portfolio will not purchase such options unless the applicable Subadviser believes the market is sufficiently developed such that the risk of trading in such options is no greater than the risk of trading in options on securities.

     Price movements in the Portfolios' securities may not correlate precisely with movements in the level of an index and, therefore, the use of options on indices cannot serve as a complete hedge. Because options on securities indices require settlement in cash, a Portfolio may be forced to liquidate portfolio securities to meet settlement obligations.

SHORT SALES "AGAINST THE BOX"--PORTFOLIOS OTHER THAN THE MONEY MARKET PORTFOLIO

     In a short sale, a Portfolio sells a borrowed security and has a corresponding obligation to the lender to return the identical security. A Portfolio may engage in short sales only if at the time of the short sale it owns or has the right to obtain, at no additional cost, an equal amount of the security being sold short. This investment technique is known as a short sale "against the box."

     In a short sale, the seller does not immediately deliver the securities sold and is said to have a short position in those securities until delivery occurs. If a Portfolio engages in a short sale, the collateral for the short position will be maintained by its custodian or qualified subcustodian. While the short sale is open, a Portfolio maintains in a segregated account an amount of securities equal in kind and amount to the securities sold short or securities convertible into or exchangeable for such equivalent securities. These securities constitute the Portfolio's long position.

     The Portfolios will not engage in short sales against the box for investment purposes. A Portfolio may, however, make a short sale as a hedge, when it believes that the price of a security may decline, causing a decline in the value of a security (or a security convertible or exchangeable for such security). In such case, any future losses in a Portfolio's long position should be reduced by a gain in the short position. Conversely, any gain in the long position should be reduced by a loss in the short position. The extent to which such gains or losses are reduced depends upon the amount of the security sold short relative to the amount a Portfolio owns. There are certain additional transaction costs associated with short sales against the box, but the Portfolios endeavor to offset these costs with the income from the investment of the cash proceeds of short sales.

     As a nonfundamental operating policy, it is not expected that more than 40% of a Portfolio's total assets would be involved in short sales against the box. The Portfolios do not currently intend to engage in such sales.

REAL ESTATE INVESTMENT TRUSTS

     Real Estate Investment Trusts ("REITs") pool investors' funds for investment primarily in income producing real estate or real estate related loans or interests. A REIT is not taxed on income distributed to its investors or unitholders if it complies with regulatory requirements relating to its organization, ownership, assets and income and a regulatory requirement that it distribute to its investors or unitholders as least 95% of its taxable income for each taxable year. Generally, REITs can be classified as Equity REITs, Mortgage REITs and hybrid REITs. Equity REITs invest the majority of their assets directly in real property and derive their income primarily through rents and capital gains from appreciation realized through property sales. Equity REITs may be affected by changes in the value of the underlying property owned by the REITs. Mortgage REITs invest the majority of their assets in real estate mortgages and derive their income primarily from interest payments. Mortgage REITs are sensitive to the credit quality of the underlying borrowers. Hybrid REITs combine the characteristics of both Equity and Mortgage REITs. The value of REITs may be affected by management skill, cash flow and tax and regulatory requirements. REITs are also subject to risks generally associated with investments in real estate. A Portfolio will indirectly bear its proportionate share of any expenses, including management fees, paid by a REIT in which it invests.

LOANS OF PORTFOLIO SECURITIES

     Each Portfolio may lend securities from its portfolio to brokers, dealers and financial institutions (but not individuals) if cash, U.S. Government securities or other high quality debt obligations equal to at least 100% of the current market value of the securities loaned (including accrued interest thereon) plus the interest payable to the Portfolio with respect to the loan is maintained with the Portfolio. In determining whether or not to lend a security to a particular broker, dealer or financial institution, the Portfolio's Subadviser considers all relevant facts and circumstances, including the size, creditworthiness and reputation of the broker, dealer or financial institution. Any loans of portfolio securities are fully collateralized based on values that are marked to market daily. No Portfolio enters into any portfolio security lending arrangements having a duration longer than one year. Any securities that a Portfolio receives as collateral do not become part of its portfolio at the time of the loan and, in the event of a default by the borrower, the Portfolio will, if permitted by law, dispose of such collateral except for such part thereof that is a security in which the Portfolio is permitted to invest. During the time securities are on loan, the borrower will pay the Portfolio any accrued income on those securities, and the Portfolio may invest the cash collateral and earned income or receive an agreed-upon fee from a borrower that has delivered cash-equivalent collateral. In the event of the bankruptcy of the other party to a securities loan, the Portfolio could experience delays in recovering either the securities lent or cash. To the extent that, in the meantime, the value of the securities lent has increased or the value of the securities purchased has decreased, a Portfolio could experience a loss. No Portfolio will lend securities having a value that exceeds one-third of the current value of its total assets. Loans of securities by a Portfolio are subject to termination at the Portfolio's or the borrower's option. A Portfolio may pay reasonable administrative and custodial fees in connection with a securities loan and may pay a negotiated portion of the interest or fee earned with respect to the collateral to the borrower or the placing broker.

TEMPORARY DEFENSIVE POSITIONS

     Each Portfolio may, from time to time, take temporary defensive positions that are inconsistent with the Portfolio's principal investment strategies in attempting to respond to adverse market, political or other conditions. When doing so, the Portfolio may invest without limit in high quality money market and other short-term instruments, and may not be pursuing its investment goal. These investments may result in a lower yield than would be available from investments with a lower quality or longer term.

CERTAIN OTHER OBLIGATIONS

     Each Portfolio may invest in instruments other than those listed previously, provided such investments are consistent with the Portfolio's investment objective, policies and restrictions.

RATING SERVICES

     The ratings of rating services represent their opinions as to the quality of the securities that they undertake to rate. It should be emphasized, however, that ratings are relative and subjective and are not absolute standards of quality. Although these ratings are an initial criterion for selection of portfolio investments, the Subadvisers also make their own evaluations of these securities. After purchase by a Portfolio, an obligation may cease to be rated or its rating may be reduced below the minimum required for purchase by the Portfolio. Neither event would require a Portfolio to dispose of the obligation, but the applicable Subadviser will consider such an event in its determination of whether the Portfolio should continue to hold the obligation. A description of the ratings used herein and in Part A to this Registration Statement is set forth in Appendix A.

                            INVESTMENT RESTRICTIONS

     The "fundamental policies" of each Portfolio may not be changed with respect to the Portfolio without the approval of a "majority of the outstanding voting securities" of the Portfolio. "Majority of the outstanding voting securities" under the 1940 Act and as used herein and in Part A means, with respect to the Portfolio, the lesser of (i) 67% or more of the total beneficial interests of the Portfolio present at a meeting, if the holders of more than 50% of the total beneficial interests of the Portfolio are present or represented by proxy, or (ii) more than 50% of the total beneficial interests of the Portfolio.

     If a percentage or a rating restriction on investment or utilization of assets is adhered to at the time an investment is made or assets are so utilized, a later change in such percentage resulting from changes in a Portfolio's total assets or the value of a Portfolio's securities, or a later change in the rating of a portfolio security, will not be considered a violation of the relevant policy.

     Fundamental Policies. As a matter of fundamental policy, no Portfolio may:

          (1) borrow money or mortgage or hypothecate assets of the Portfolio, except that in an amount not to exceed 1/3 of the current value of the Portfolio's assets (including such borrowing) less liabilities (not including such borrowing), it may borrow money and enter into reverse repurchase agreements, and except that it may pledge, mortgage or hypothecate not more than 1/3 of such assets to secure such borrowings or reverse repurchase agreements, provided that collateral arrangements with respect to options and futures, including deposits of initial deposit and variation margin, are not considered a pledge of assets for purposes of this restriction and except that assets may be pledged to secure letters of credit solely for the purpose of participating in a captive insurance company sponsored by the Investment Company Institute;

          (2) underwrite securities issued by other persons except insofar as the Trust or the Portfolio may technically be deemed an underwriter under the 1933 Act in selling a portfolio security;

          (3) make loans to other persons except (a) through the lending of the Portfolio's portfolio securities and provided that any such loans not exceed 30% of the Portfolio's total assets (taken at market value), (b) through the use of repurchase agreements or the purchase of shortterm obligations or (c) by purchasing debt securities of types distributed publicly or privately;

          (4) purchase or sell real estate (including limited partnership interests but excluding securities secured by real estate or interests therein), interests in oil, gas or mineral leases, commodities or commodity contracts (except futures and option contracts) in the ordinary course of business the Trust may hold and sell, for the Portfolio's portfolio, real estate acquired as a result of the Portfolio's ownership of securities);

          (5) concentrate its investments in any particular industry (excluding U.S. Government securities), but if it is deemed appropriate for the achievement of the Portfolio's investment objective(s), up to 25% of its total assets may be invested in any one industry (except that the Money Market Portfolio reserves the freedom of action to concentrate 25% or more of its assets in obligations of domestic branches of domestic banks); or

          (6) issue any senior security (as that term is defined in the 1940
     Act) if such issuance is specifically prohibited by the 1940 Act or the rules and regulations promulgated thereunder, provided that collateral arrangements with respect to options and futures, including deposits of initial deposit and variation margin, are not considered to be the issuance of a senior security for purposes of this restriction.

     For purposes of restriction (1) above, arrangements with respect to securities lending are not treated as borrowing.

     Non-Fundamental Policies.

     Each Portfolio (other than the Select Equity Portfolio) will not, as a matter of operating policy, acquire any securities of registered open-end investment companies or registered unit investment trusts in reliance on
Section 12(d)(1)(F) or 12(d)(1)(G) of the 1940 Act. This policy may be changed by the Board of Trustees of the Trust.

Item 13.  Management of each Portfolio.

     The Trustees and officers of the Trust and their principal occupations during the past five years are set forth below. Their titles may have varied during that period. Asterisks indicate that those Trustees and officers are "interested persons" (as defined in the 1940 Act) of the Trust. Unless otherwise indicated below, the address of each Trustee and officer is 4 Manhattanville Road, Purchase, New York 10577. The address of the Trust is 4 Manhattanville Road, Purchase, New York 10577.

                                    TRUSTEES

Neal M. Jewell...................   Consultant (since 1995).  Independent Trustee,
                                    EAI Select (a registered investment company)
                                    (since 1995); Executive Vice President (November
                                    1991 to January 1995), Director of Overseas
                                    Pensions (January 1990 to October 1991), American
                                    International Group Asset Management.  His
                                    address is 355 Thornridge Drive, Stamford,
                                    Connecticut 06903.  Age: 64.

Eugene M. Mannella...............   Executive Vice President, Investment Management
                                    Services, Inc. (since August 1993).  President,
                                    Brooks Asset Management LLC; President Arapahs
                                    Partenrs LLC; Senior Vice President, Lehman
                                    Brothers Inc. (May 1986 to August 1993).  His
                                    address is Two Orchard Neck Road, Center Moriches,
                                    New York 11934.  Age: 45.

Mark Mullin*.....................   Vice President, Diversified (since April, 1995).
                                    Portfolio Manager, AEGON Netherlands (April 1993
                                    to March 1995).  Age: 35.

Patricia L. Sawyer...............   President and Executive Search Consultant,
                                    Smith & Sawyer LLC (since  1990).  Her address is
                                    Smith & Sawyer LLC, P.O. Box 8063, Vero Beach,
                                    Florida 32963.  Age: 48.

Tom A. Schlossberg*..............   President, Diversified (since October 1992).
                                    Executive Vice President and Head of Pension
                                    Operations, The MONY Group, Inc. (The Mutual Life
                                    Insurance Company of New York) (January 1993 to
                                    December 1993).  Age: 49.

                                    OFFICERS

Mr. Schlossberg is President, Chief Executive Officer and Chairman of the Board.

Robert F. Colby..................   Secretary; Vice President and Chief Corporate
                                    Counsel, Mutual Life Insurance Company of
                                    New York (April 1993 to December 1993); Vice
                                    President and General Counsel, Diversified (since
                                    November 1993); Vice President of Diversified
                                    Investors Securities Corp. ("DISC") (since
                                    November 1993).  Age: 43.

Alfred C. Sylvain................   Treasurer; Vice President (since April 1994),
                                    Treasurer and Assistant Secretary (since November
                                    1993) of Diversified; Director (since February
                                    1995) and Treasurer (since January 1994) of
                                    DISC.  Age: 47.




John F. Hughes...................   Assistant Secretary; Vice President and Senior
                                    Counsel, Diversified (since November 1993); Vice
                                    President, AUSA Life Insurance Company (since
                                    November, 1993); Assistant Secretary, DISC
                                    (since November 1993.  Age: 57.

                                  COMPENSATION

     For the fiscal year ended December 31, 1998, the Trust provided the following compensation to its Trustees.

---------------------------------------------------------------------------------------------------------
                              AGGREGATE
                             COMPENSATION                                               COMPENSATION
                          FROM DIVERSIFIED  PENSION OR RETIREMENT  ESTIMATED ANNUAL  FROM THE TRUSTS AND
                              INVESTORS      BENEFITS ACCRUED AS    BENEFITS UPON     FUND COMPLEX PAID
NAME OF PERSON, POSITION     PORTFOLIOS     PART OF FUND EXPENSES     RETIREMENT         TO TRUSTEES

---------------------------------------------------------------------------------------------------------
TOM A. SCHLOSSBERG
TRUSTEE                       None                  None                None                None

---------------------------------------------------------------------------------------------------------
NEAL M. JEWELL
TRUSTEE                      $9,750                 None               $4,500             $14,250

---------------------------------------------------------------------------------------------------------
EUGENE M. MANNELLA
TRUSTEE                      $9,750                 None               $4,500             $14,250

---------------------------------------------------------------------------------------------------------
MARK MULLIN
TRUSTEE                       None                  None               $3,250             $3,250

---------------------------------------------------------------------------------------------------------
PATRICIA L. SAWYER
TRUSTEE                     $13,000                 None                None              $13,000

---------------------------------------------------------------------------------------------------------

     The Declaration of Trust provides that the Trust will indemnify its Trustees and officers against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices with the Trust unless, as to liability to the Trust or its investors, it is finally adjudicated that they engaged in willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in their offices, or unless with respect to any other matter it is finally adjudicated that they did not act in good faith in the reasonable belief that their actions were in the best interests of the Trust. In the case of settlement, such indemnification will not be provided unless it has been determined by a court or other body approving the settlement or other disposition, or by a reasonable determination, based upon a review of readily available facts, by vote of a majority of disinterested Trustees of the Trust, or in a written opinion of independent counsel, that such officers or Trustees have not engaged in willful misfeasance, bad faith, gross negligence or reckless disregard of their duties.

Item 14.  Control Persons and Principal Holders of Securities.

     At March 31, 1999, the Trustees and officers of the Trust as a group owned beneficially less than 1% of the of the outstanding interests in each of the Portfolios.

     At March 31, 1999, AUSA Life Insurance Company, Inc. ("AUSA"), Four Manhattanville Road, Purchase, New York 10577, and The Mutual Life Insurance Company ("MONY"), 1740 Broadway, New York, New York 10019, owned the following percentage interests of the outstanding beneficial interests of the Portfolios indicated (all such interests being held in separate accounts of AUSA and MONY, respectively):


                                     AUSA           MONY

Money Market                        23.15%        21.44%
High Quality Bond                  46.97%         24.34%
Intermediate Government Bond        43.86%        17.36%
Government/Corporate Bond           28.33%        38.43%
High-Yield Bond                    30.20%         10.23%
Balanced                           59.24%         1.78%
Equity Income                      57.38%        24.58%
Equity Value                       22.75%         5.07%
Growth & Income                    46.85%         3.54%
Equity Growth                      63.67%         ---
Special Equity                     44.30%        19.63%
Aggressive Equity                  38.01%         ---
International Equity               38.19%        15.73%

Item 15.  Investment Advisory and Other Services.

     The Adviser manages the assets of each Portfolio pursuant to an Investment Advisory Agreement (the "Advisory Agreement") with the Trust with respect to that Portfolio, and subject to the investment policies described herein and in Part A. Subject to such further policies as the Board of Trustees of the Trust may determine, the Adviser provides general investment advice to each Portfolio.

     For each Portfolio, the Adviser has entered into an Investment Subadvisory Agreement (each a "Subadvisory Agreement") with one or more Subadvisers.

     Each Advisory Agreement and Subadvisory Agreement provides that the Adviser or a Subadviser, as the case may be, may render services to others. Each agreement is terminable without penalty on not more than 60 days' nor less than 30 days' written notice by the Portfolio when authorized either by majority vote of the investors in the Portfolio (with the vote of each being in proportion to the amount of its investment) or by a vote of a majority of the Board of Trustees of the Trust or by the Adviser, as the case may be, on not more than 60 days' nor less than 30 days' written notice, or by the applicable Subadviser on not less than 90 days' written notice, and will automatically terminate in the event of its assignment. Each agreement provides that neither the Adviser nor Subadviser nor their personnel shall be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the execution of security transactions for the corresponding Portfolio, except for willful misfeasance, bad faith, gross negligence or reckless disregard of its or their obligations and duties under the Advisory Agreement and the Subadvisory Agreement, as the case may be.

     Diversified is an indirect, wholly-owned subsidiary of AEGON USA, Inc. ("AEGON"), a financial services holding company whose primary emphasis is life and health insurance and annuity and investment products. AEGON is an indirect, wholly-owned subsidiary of Aegon N.V., a Netherlands corporation which is a publicly traded international insurance group. Diversified was incorporated in 1992 for the purpose of acting as the investment adviser to the Portfolios.

     Diversified is an investment firm dedicated to meeting the complete needs of retirement plan sponsors and participants from pre through postretirement.

Diversified provides flexible, highquality services coupled with the employment of independent investment managers in an innovative investment structure.

     Diversified provides services with respect to $23 billion in retirement plan assets and has offices in Boston, Charlotte, Chicago, Cincinnati, Dallas, Houston, New Orleans, New York, Philadelphia, Portland and San Francisco. It maintains recordkeeping for 500,000 participants and has 700 employees dedicated to retirement plan investment and administration. Its employees average more than seven years of retirement plan experience.

     As experts in customizing retirement solutions, Diversified offers comprehensive programs of highquality investments and administrative services to defined benefit, defined contribution and notforprofit pension plan sponsors. Diversified forms a partnership with its clients to provide exceptional plan design, participant communication programs, recordkeeping services and technical guidance. Diversified's investment structure provides access to an array of complementary investment alternatives representing the major asset classes along the risk/reward spectrum.

     Subadvisers are selected from more than 4,000 independent firms. Through a rigorous portfolio manager selection process which includes researching each potential subadviser's asset class, track record, organizational structure, management team, consistency of performance and assets under management, five to ten potential subadvisers are chosen. Out of that group, Diversified then carefully chooses the three most qualified potential subadvisers based on performance evaluation, ownership structure, personnel and philosophy to return for an onsite visit and a quantitative and qualitative analysis by the investment committee. Out of those three potential subadvisers, Diversified then hires the most qualified, independent subadviser for each Portfolio, subject to approval by the Board of Trustees of the Trust, including a majority of the Trustees who are not "interested persons" of the Trust.

     Each Subadviser's performance on behalf of a Portfolio is carefully monitored by Diversified taking into consideration investment objectives and policies and level of risk. Diversified brings comprehensive monitoring and control to the investment management process. It seeks superior portfolio management and moves purposefully in replacing managers when warranted. From a plan sponsor's perspective, replacing a manager, and not the investment fund, is a key advantage in avoiding the expense and difficulty of reenrolling participants or disrupting established plan administration.

     Diversified Investors Portfolios has obtained an exemptive order from the Securities and Exchange Commission which permits the Portfolios to obtain the services of one or more subadvisers without investor approval or the approval of the shareholders of the funds that invest in the Portfolios. The exemptive order also permits the terms of sub-advisory agreements to be changed and the employment of subadvisers to be continued after events that would otherwise cause an automatic termination of a sub-advisory agreement, in each case without shareholder approval if those changes or continuation are approved by the Trust's Board of Trustees. If a subadviser were added or changed without shareholder approval, the prospectuses of the funds that invest in the applicable portfolio would be revised and shareholders notified. Before a Portfolio relies on the exemptive order, the Portfolio's investors must approve it.

     Highly disciplined manager evaluation on both a quantitative and qualitative basis is an ongoing process. Diversified's Manager Monitoring Group gathers and analyzes performance and Diversified's Investment Committee reviews it. Performance attribution, risk/return ratios and purchase/sale assessments are prepared monthly and, each quarter, a more comprehensive review is completed which consists of manager visits, fundamental analysis and statistical analysis. Extensive quarterly analysis is conducted to ensure that the investment fund is being managed in line with the stated objectives. Semiannually, the Investment Committee reviews the backup manager selection, regression analysis and universe comparisons.

     A number of "red flags" signal a more extensive and frequent manager review. These flags consist of a return inconsistent with the investment objective, changes in subadviser leadership, ownership or portfolio managers, large changes in assets under management and changes in philosophy or discipline. The immediate response to any red flag is to assess the potential impact on the manager's ability to meet investment objectives. Diversified monitors "backup" additional independent managers for each investment class so that, should a manager change be warranted, the transition can be effected on a timely basis.

SUBADVISERS

     The Subadvisers make the day-to-day investment decisions for the Portfolios, subject in all cases to the general supervision of Diversified. The Subadvisers are listed below.

MONEY MARKET PORTFOLIO
INTERMEDIATE GOVERNMENT BOND PORTFOLIO
GOVERNMENT/CORPORATE BOND PORTFOLIO

Capital Management Group. Capital Management Group is a division of 1740 Advisers, Inc., a wholly-owned subsidiary of The MONY Group, Inc.

HIGH QUALITY BOND PORTFOLIO

Merganser Capital Management Corporation. Merganser was formed in 1984 and is owned by certain of its employees.

HIGH-YIELD BOND PORTFOLIO

Delaware Investment Advisers. Delaware Investment Advisers is a series of Delaware Management Business Trust. Delaware is indirectly owned by Lincoln National Corp.

BALANCED PORTFOLIO

Aeltus Investment Management, Inc.
Payden & Rygel

Aeltus Investment Management, Inc. Aeltus was formed in November of 1972 and is an indirect wholly-owned subsidiary of Aetna Inc.

Payden & Rygel. Payden was formed in April of 1984 and is owned by Joan A. Payden, John P. Isaacson and Scott A. King.

EQUITY INCOME PORTFOLIO

Asset Management Group. Asset Management Group is a division of 1740 Advisers, Inc., which is a wholly-owned subsidiary of The MONY Group, Inc.

EQUITY VALUE PORTFOLIO

Ark Asset Management Co., Inc. Ark was formed in August of 1989 and is owned by Ark Asset Holdings, Inc. Ark Asset Holdings, Inc. is owned by Ark employees.

GROWTH & INCOME PORTFOLIO

Putnam Advisory Company, Inc. Putnam was formed in 1937 and is owned by Marsh & McLennon Companies, Inc.

EQUITY GROWTH PORTFOLIO

Dresdner RCM Global Investors LLC
Montag & Caldwell Incorporated

Dresdner RCM Global Investors LLC was established in 1996, when Dresdner Bank AG acquired RCM Capital Management, LLC.

Montag & Caldwell Incorporated was established in 1945 and is owned by Alleghany Corporation.

SPECIAL EQUITY PORTFOLIO

Goldman Sachs Asset Management
Pilgrim Baxter & Associates, Ltd.
RS Investment Management, L.P.
Westport Asset Management, Inc.

Goldman Sachs Asset Management is a separate operating division of Goldman, Sachs & Co., a worldwide investment banking firm, with numerous offices throughout the United States and globally. Goldman, Sachs & Co. acquired Liberty Investment Management, Inc., the predecessor firm, in January of 1997. In the late spring or early summer of 1999, the Goldman Sachs Group, L.P., the holding company that controls Goldman, Sachs & Co., will pursue an initial public offering. Simultaneously with the offering, the Goldman Sachs Group, L.P. will merge into The Goldman Sachs Group, Inc.

Pilgrim Baxter & Associates, Ltd. was formed in 1995 and is owned by United Asset Management, Inc., a publicly-owned corporation.

RS Investment Management, L.P. RS was established in 1999 and is indirectly owned by BankAmerica Corporation.

Westport Asset Management, Inc. was formed in 1983 and is owned by certain of its employees.

AGGRESSIVE EQUITY PORTFOLIO

McKinley Capital Management, Inc. McKinley was formed in March of 1991 and is owned by Robert B. Gillam.

INTERNATIONAL EQUITY PORTFOLIO

Capital Guardian Trust Company. Capital Guardian was formed in 1968 and is owned by Capital Group International, Inc., which is owned by The Capital Group Companies, Inc.

ADVISORY FEES

     Diversified is entitled to receive investment advisory fees, which are accrued daily and payable monthly, at an annual percentage of each Portfolio's average daily net assets. The rates for the Portfolios are shown in the table below.

     Each of the Subadvisers is entitled to receive a fee from Diversified at an annual percentage of each Portfolio's average daily net assets. The rates are shown in the table below.

                                                              COMPENSATION       COMPENSATION
                                                                  (%)                 (%)
        PORTFOLIO                     SUBADVISERS             TO ADVISER (1)    TO SUBADVISERS

  Money Market Portfolio        Capital Management Group          0.25              0.05

    High Quality Bond         Merganser Capital Management        0.35               (2)
        Portfolio                     Corporation

      Intermediate              Capital Management Group          0.35              0.15
    Government Bond
       Portfolio

  Government/Corporate          Capital Management Group          0.35              0.15
     Bond Portfolio

    High-Yield Bond           Delaware Investment Advisers        0.55               (3)
       Portfolio

   Balanced Portfolio         Aeltus Investment Management,       0.45               (5)
                                          Inc.                    (4)
                                     Payden & Rygel

 Equity Income Portfolio         Asset Management Group           0.45               (6)

  Equity Value Portfolio     Ark Asset Management Co., Inc.       0.57               (7)

     Growth & Income         Putnam Advisory Company, Inc.        0.60               (8)
        Portfolio

 Equity Growth Portfolio     Dresdner RCM Global Investors        0.62               (9)
                                          LLC
                                Montag & Caldwell, Inc.



 Special Equity Portfolio   Pilgrim Baxter & Associates, Ltd.     0.80              0.50
                                  Goldman Sachs Asset
                                       Management
                              RS Investment Management, L.P.
                              Westport Asset Management, Inc.

    Aggressive Equity          McKinley Capital Management,       0.97              (10)
        Portfolio                         Inc.

   International Equity      Capital Guardian Trust Company       0.75              (11)
        Portfolio

----------------------------------
(1) The Adviser is currently waiving a portion of its fees.

(2) 0.25% on the first $100,000,000 of average net assets of the High Quality Bond Portfolio and 0.15% on all assets in excess of $100,000,000.

(3) 0.40% on the first $20,000,000 of average net assets of the High-Yield Bond Portfolio, 0.30% on the next $20,000,000 in assets and 0.20% on assets in excess of $40,000,000.

(4) For Aeltus, 0.20% on the first $200,000,000 of average net assets, 0.15% on the next $300,000,000 of average net assets, 0.125% on the next $500,000,000 of average net assets, and 0.10% on all assets in excess of $1,000,000,000. For Payden & Rygel, 0.20% on the first $50,000,000 of average net assets, 0.15% on the next $50,000,000 of average net assets, and 0.10% on all assets in excess of $100,000,000.

(5) 0.35% on the first $50,000,000 of average net assets of the Balanced Portfolio, 0.30% on the next $50,000,000 in assets and 0.25% on assets in excess of $100,000,000.

(6) 0.25% on the first $100,000,000 of average net assets of the Equity Income Portfolio and 0.20% on assets in excess of $100,000,000.

(7) 0.45% on the first $100,000,000 of average net assets of the Equity Value Portfolio, 0.40% on the next $50,000,000 in assets and 0.35% on the next $50,000,000 in assets; when the Portfolio achieves $200,000,000 in assets, the rate shall be 0.40% on assets up to $200,000,000 and 0.35% on assets in excess of $200,000,000 so long as the Portfolio continues to have more than $200,000,000 in assets.

(8) 0.30% on the first $100,000,000 of average net assets of the Growth & Income Portfolio, 0.20% on assets in excess of $100,000,000.

(9) With respect to assets of the Equity Growth Portfolio allocated to each
    Subadviser: 0.50% on the first $50,000,000 of average net assets, 0.25% on the next $50,000,000 in assets and 0.20% on all assets in excess of $100,000,000.

(10)0.90% on the first $10,000,000 of average net assets of the Aggressive Equity Portfolio, 0.80% on the next $15,000,000 in assets, 0.60% on the next $25,000,000 in assets, 0.40% on the next $50,000,000 in assets and 0.35% on assets in excess of $100,000,000.

(11)0.75% on the first $25,000,000 of average net assets of the International Equity Portfolio, 0.60% on the next $25,000,000 in assets, 0.425% from $50,000,000 in assets to $250,000,000 in assets, and 0.375% on all assets in excess of $250,000,000.

     Diversified has agreed to waive its investment advisory fees to the extent necessary to limit the total operating expenses of each Portfolio to a specified level. Diversified also may contribute to the Portfolios from time to time to help them maintain competitive expense ratios. These arrangements are voluntary and may be terminated at any time.

     For the fiscal year ended December 31, 1996, Diversified earned and voluntarily waived advisory fees as indicated with respect to the following
Portfolios:

    PORTFOLIO                               EARNED          WAIVED

Money Market..........................      $  445,832      $   680
High Quality Bond.....................      $  627,049         --
Intermediate Government Bond..........      $ 340,989       $27,685
Government/Corporate Bond.............      $1,232,524         --
Balanced..............................      $  995,489         --
Equity Income.........................      $3,895,211         --
Equity Value..........................      $   84,055      $70,088
Growth & Income.......................      $1,052,349      $39,117
Equity Growth.........................      $1,730,632      $ 1,462
Special Equity........................      $3,255,893      $47,350
Aggressive Equity.....................      $   95,060      $57,964
High-Yield Bond.......................      $   60,742      $60,742
International Equity..................      $  799,760      $69,256

     For the fiscal year ended December 31, 1997, Diversified earned and voluntarily waived advisory fees as indicated with respect to the following
Portfolios:

    PORTFOLIO                               EARNED          WAIVED

Money Market..........................      $ 553,205         -
High Quality Bond.....................      $ 707,143         -
Intermediate Government Bond..........      $ 340,670       $15,525
Government/Corporate Bond.............      $1,174,374        -
High-Yield Bond.......................      $ 182,367       $46,946
Balanced..............................      $1,547,690        -
Equity Income.........................      $4,950,239        -
Equity Value..........................      $ 882,508       $56,044
Growth & Income.......................      $1,679,535        -
Equity Growth.........................      $2,405,212        -
Special Equity........................      $4,986,640        -
Aggressive Equity.....................      $  182,991      $61,577
International Equity..................      $1,434,770      $16,399

     For the fiscal year ended December 31, 1998, Diversified earned and voluntarily waived advisory fees as indicated with respect to the following
Portfolios:

    PORTFOLIO                               EARNED          WAIVED

Money Market..........................      $   654,703       -
High Quality Bond.....................      $  753,726        -
Intermediate Government Bond..........      $  491,360      $ 2,380
Government/Corporate Bond.............      $1,606,383        -
High-Yield Bond.......................      $  423,436      $27,930
Balanced..............................      $2,065,391        -
Equity Income.........................      $5,830,442        -
Equity Value..........................      $2,104,570      $42,746
Growth & Income.......................      $3,258,008        -
Equity Growth.........................      $3,276,416      $11,336
Special Equity........................      $6,306,553      $ 5,925
Aggressive Equity.....................      $  470,377      $51,355
International Equity..................      $2,029,625      $30,764

     In addition to amounts payable under the Advisory Agreement, the Trust's expenses include, among other things, the costs of securities transactions, the compensation of Trustees that are not affiliated with Diversified, government fees, taxes, accounting and legal fees, expenses of communicating with investors, interest expense, and insurance premiums.

     The following table shows each Portfolio's expenses, after waivers and reimbursements, for the fiscal year ended December 31, 1998, expressed as a percentage of average net assets.

                                                                   Expenses

Money Market Portfolio                                              0.28%
High Quality Bond Portfolio                                         0.39%
Intermediate Government Bond Portfolio                              0.39%
Government/Corporate Bond Portfolio                                 0.38%
High-Yield Bond Portfolio                                           0.60%
Balanced Portfolio                                                  0.48%
Equity Income Portfolio                                             0.47%
Equity Value Portfolio                                              0.60%
Growth & Income Portfolio                                           0.63%
Equity Growth Portfolio                                             0.64%
Special Equity Portfolio                                            0.83%
Aggressive Equity Portfolio                                         1.00%
International Equity Portfolio                                      0.87%


                                 ADMINISTRATOR

     Diversified provides administrative services to the Portfolios under the Advisory Agreement with the Trust. The Advisory Agreement provides that Diversified may render services to others as administrator. In addition, the Advisory Agreement terminates automatically if it is assigned and may be terminated without penalty by majority vote of the investors in the Trust (with the vote of each being in proportion to the amount of its investment). The Advisory Agreement also provides that neither Diversified nor its personnel shall be liable for any error of judgment or mistake of law or for any act or omission in connection with administrative services provided to any Portfolio, except for willful misfeasance, bad faith or gross negligence in the performance of its or their duties or by reason of reckless disregard of its or their duties or obligations under said agreements. Diversified receives no additional compensation for providing such administrative services.

                                   CUSTODIAN

     Pursuant to Custodian Agreements, Investors Bank & Trust Company acts as the custodian of each Portfolio's assets (the "Custodian"). The Custodian's responsibilities include safeguarding and controlling the cash and securities of each Portfolio, handling the receipt and delivery of securities, determining income and collecting interest on the investments of each Portfolio, maintaining books of original entry for portfolio accounting and other required books and accounts, and calculating the daily net asset value of beneficial interests in each Portfolio. Securities held by the Portfolios may be deposited into the Federal ReserveTreasury Department Book Entry System or the Depository Trust Company and may be held by a subcustodian bank if such arrangements are reviewed and approved by the Board of Trustees of the Trust. The Custodian does not determine the investment policies of the Portfolios or decide which securities the Portfolios will buy or sell. A Portfolio may, however, invest in securities of the Custodian and may deal with the Custodian as principal in securities and foreign exchange transactions. For its services, the Custodian will receive such compensation as may from time to time be agreed upon by it and the Trust.

                            INDEPENDENT ACCOUNTANTS

     PricewaterhouseCoopers LLP serves as the Portfolios' independent accountants providing audit and accounting services including (a) audit of the annual financial statements, (b) assistance and consultation with respect to filings with the SEC and (c) preparation of annual income tax returns.

Item 16.  Brokerage Allocation and Other Practices.

     Except as may be required to ensure satisfaction of certain tests applicable to regulated investment companies under the Internal Revenue Code of 1986, as amended (the "Code"), portfolio changes are made without regard to the length of time a security has been held, or whether a sale would result in the recognition of a profit or loss. Therefore, the rate of portfolio turnover is not a limiting factor when changes are appropriate. Portfolio trading is engaged in for a Portfolio if the applicable Subadviser believes that a transaction net of costs (including custodian charges) will help achieve the Portfolio's investment objective.

     Set forth below are the turnover rates for the Portfolios. A rate of 100% indicates that the equivalent of all the Portfolio's assets have been sold and reinvested in a year. High portfolio turnover may result in realization of substantial net capital gains or losses. To the extent net short term capital gains are realized, any distributions resulting from such gains are considered ordinary income for federal income tax purposes.


                                           TURNOVER        TURNOVER      TURNOVER
    PORTFOLIO                             RATES 1996      RATES 1997    RATES 1998

High Quality Bond.....................        66%              62%            68%
Intermediate Government Bond..........        60%              45%            45%
Government/Corporate Bond.............       146%              64%           102%
High-Yield Bond.......................       107%             109%            83%
Balanced..............................       113%              87%            91%
Equity Income.........................        26%              33%            31%
Equity Value (*)......................        65%             120%           107%
Growth & Income.......................       142%              87%            75%
Equity Growth.........................       133%              91%           104%
Special Equity........................       140%             146%           173%
Aggressive Equity (*).................       186%             243%           121%
International Equity..................        29%              31%           33%

---------
(*)  Not annualized for 1996.  Commencement of operations, April 19, 1996.

     A Portfolio's purchases and sales of securities may be principal transactions, that is, securities may be purchased directly from the issuer or from an underwriter or market maker for the securities. There usually are no brokerage commissions paid for such purchases and, therefore, the Portfolios do not anticipate paying brokerage commissions in such transactions.

     BROKERAGE TRANSACTIONS. Each Portfolio's advisers may use brokers or dealers for Portfolio transactions who also provide brokerage and research services to the Portfolio or other accounts over which the advisers exercise investment discretion. A Portfolio may "pay up" for brokerage services, meaning that it is authorized to pay a broker or dealer who provides these brokerage and research services a commission for executing a portfolio transaction which is higher than the commission another broker or dealer would have charged. However, a Portfolio will "pay up" only if the applicable adviser determines in good faith that the higher commission is reasonable in relation to the brokerage and research services provided, viewed in terms of either the particular transaction or all of the accounts over which the adviser exercises investment discretion.

     Investment decisions for a Portfolio will be made independently from those for any other account or investment company that is or may in the future become managed by the Portfolio's Subadviser or its affiliates. If, however, a Portfolio and other investment companies or accounts managed by the Subadviser are contemporaneously engaged in the purchase or sale of the same security, the transactions may be averaged as to price and allocated equitably to each account. In some cases, this policy might adversely affect the price paid or received by a Portfolio or the size of the position obtainable for the Portfolio. In addition, when purchases or sales of the same security for a Portfolio and for other investment companies managed by the Subadviser occur contemporaneously, the purchase or sale orders may be aggregated in order to obtain any price advantages available to large denomination purchases or sales.

     The following Portfolios paid the approximate brokerage commissions indicated for the fiscal years noted below:

Balanced Portfolio:
        Fiscal year ended December 31, 1996: $317,179
        Fiscal year ended December 31, 1997: $324,465

        Fiscal year ended December 31, 1998: $488,301

Equity Income Portfolio
        Fiscal year ended December 31, 1996: $565,943
        Fiscal year ended December 31, 1997: $659,256
        Fiscal year ended December 31, 1998: $855,733

Equity Value Portfolio
        Fiscal year ended December 31, 1996: $64,207
        Fiscal year ended December 31, 1997: $548,229
        Fiscal year ended December 31, 1998: $890,565

Growth & Income Portfolio
        Fiscal year ended December 31, 1996: $397,075
        Fiscal year ended December 31, 1997: $390,268
        Fiscal year ended December 31, 1998: $728,627

Equity Growth Portfolio
        Fiscal year ended December 31, 1996: $670,631
        Fiscal year ended December 31, 1997: $483,139
        Fiscal year ended December 31, 1998: $853,305

Special Equity Portfolio
        Fiscal year ended December 31, 1996: $678,431
        Fiscal year ended December 31, 1997: $1,017,376
        Fiscal year ended December 31, 1998: $1,495,526

Aggressive Equity Portfolio
        Fiscal year ended December 31, 1996: $15,490
        Fiscal year ended December 31, 1997: $48,943
        Fiscal year ended December 31, 1998: $114,263

International Equity Portfolio
        Fiscal year ended December 31, 1996: $211,629
        Fiscal year ended December 31, 1997: $295,967
        Fiscal year ended December 31, 1998: $414,060

Item 17.  Capital Stock and Other Securities.

     Each Portfolio is a series of the Trust, which is organized under the laws of the State of New York. Under the Trust's Declaration of Trust, the Trustees are authorized to issue beneficial interests in one or more series (each a "Series"), including the Portfolios. Currently, the thirteen Portfolios are the only active Series of the Trust. Investors in a Series will be held personally liable for the obligations and liabilities of that Series (and of no other Series), subject, however, to indemnification by the Trust in the event that there is imposed upon an investor a greater portion of the liabilities and obligations of the Series than its proportionate beneficial interest in the Series. The Declaration of Trust also provides that the Trust shall maintain appropriate insurance (for example, a fidelity bond and errors and omissions insurance) for the protection of the Trust, its investors, Trustees, officers, employees and agents, and covering possible tort and other liabilities. Thus, the risk of an investor incurring financial loss on account of investor liability is limited to circumstances in which both inadequate insurance existed and the Trust itself was unable to meet its obligations.

     Investors in a Series are entitled to participate pro rata in distributions of taxable income, loss, gain and credit of their respective Series only. Upon liquidation or dissolution of a Series, investors are entitled to share pro rata in that Series' (and no other Series') net assets available for distribution to its investors. The Trust reserves the right to create and issue additional Series of beneficial interests, in which case the beneficial interests in each new Series would participate equally in the earnings, dividends and assets of that particular Series only (and no other Series). Any property of the Trust is allocated and belongs to a specific Series to the exclusion of all other Series. All consideration received by the Trust for the issuance and sale of beneficial interests in a particular Series, together with all assets in which such consideration is invested or reinvested, all income, earnings and proceeds thereof, and any funds or payments derived from any reinvestment of such proceeds, is held by the Trustees in a separate subtrust (a Series) for the benefit of investors in that Series and irrevocably belongs to that series for all purposes. Neither a Series nor investors in that Series possess any right to or interest in the assets belonging to any other Series.

     Investments in a Series have no preference, preemptive, conversion or similar rights and are fully paid and nonassessable, except as set forth below. Investments in a Series may not be transferred. Certificates representing an investor's beneficial interest in a Series are issued only upon the written request of an investor.

     Each investor is entitled to a vote in proportion to the amount of its investment in each Series. Investors in a Series do not have cumulative voting rights, and investors holding more than 50% of the aggregate beneficial interests in all outstanding Series may elect all of the Trustees if they choose to do so and in such event other investors would not be able to elect any Trustees. Investors in each Series will vote as a separate class except as to voting of Trustees, as otherwise required by the 1940 Act, or if determined by the Trustees to be a matter which affects all Series. As to any matter which does not affect the interest of a particular Series, only investors in the one or more affected Series are entitled to vote. The Trust is not required and has no current intention of holding annual meetings of investors, but the Trust will hold special meetings of investors when in the judgment of the Trustees it is necessary or desirable to submit matters for an investor vote.

     The Trust's Declaration of Trust may be amended without the vote of investors, except that investors have the right to approve by affirmative majority vote any amendment which would affect their voting rights, alter the procedures to amend the Declaration of Trust, or as required by law or by the Trust's registration statement, or as submitted to them by the Trustees. Any amendment submitted to investors which the Trustees determine would affect the investors of any Series shall be authorized by vote of the investors of such Series and no vote will be required of investors in a Series not affected.

     The Trust or any Series (including any Portfolio) may enter into a merger or consolidation, or sell all or substantially all of its assets, if approved
(a) at a meeting of investors by investors representing the lesser of (i) 67% or more of the beneficial interests in the affected Series present of represented at such meeting, if investors in more than 50% of all such beneficial interests are present or represented by proxy, or (ii) more than 50% of all such beneficial interests, or (b) by an instrument in writing without a meeting, consented to by investors representing not less than a majority of the beneficial interests in the affected Series. The Trust or any Series (including any Portfolio) may also be terminated (i) upon liquidation and distribution of its assets if approved by the vote of two thirds of its investors (with the vote of each being in proportion to the amount of its investment), (ii) by the

Trustees by written notice to its investors, or (iii) upon the bankruptcy or expulsion of an investor in the affected Series, unless the investors in such Series, by majority vote, agree to continue the Series. The Trust will be dissolved upon the dissolution of the last remaining Series.

     The Trust's Declaration of Trust provides that obligations of the Trust are not binding upon the Trustees individually but only upon the property of the Trust and that the Trustees will not be liable for any action or failure to act, but nothing in the Declaration of Trust protects a Trustee against any liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his office.

     The Trust's Declaration of Trust further provides that it will indemnify its Trustees and officers against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices with the Trust, unless, as to liability to the Trust or its investors, it is finally adjudicated that they engaged in willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in their offices, or unless with respect to any other matter it is finally adjudicated that they did not act in good faith in the reasonable belief that their actions were in the best interests of the Trust. In the case of settlement, such indemnification will not be provided unless it has been determined by a court or other body approving the settlement or other disposition, or by a reasonable determination, based upon a review of readily available facts, by vote of a majority of disinterested Trustees or in a written opinion of independent counsel, that such officers or Trustees have not engaged in willful misfeasance, bad faith, gross negligence or reckless disregard of their duties.

Item 18.  Purchase, Redemption and Pricing of Securities.

     Beneficial interests in each Portfolio are issued solely in private placement transactions which do not involve any "public offering" within the meaning of Section 4(2) of the 1933 Act. Investments in each Portfolio may only be made by investment companies, common or commingled trust funds or similar organizations or entities which are "accredited investors" within the meaning of Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any "security" within the meaning of the 1933 Act.

     The net asset value of each Portfolio (i.e., the value of its securities and other assets less its liabilities, including expenses payable or accrued) is determined each day during which the New York Stock Exchange (the "Exchange") is open for trading ("Business Day"). As of the date of this Registration Statement, the Exchange is open for trading every weekday except for the following holidays (or the days on which they are observed): New Year's Day, Martin Luther King Jr. Day, Presidents' Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day. This determination of net asset value of each Portfolio is made once each day as of the close of regular trading on the Exchange (normally 4:00 p.m. Eastern time). As set forth in more detail below, purchases and withdrawals will be effected at the time of determination of net asset value next following the receipt of any purchase or withdrawal order.

     Trading in securities on most nonU.S. exchanges and overthecounter markets is normally completed before the close of regular trading on the New York Stock Exchange and may also take place on days on which the New York Stock Exchange is closed. If events materially affecting the value of nonU.S. securities occur between the time when the exchange on which they are traded closes and the time when a Portfolio's net asset value is calculated, such securities may be valued at fair value in accordance with procedures established by and under the general supervision of the Board of Trustees of the Trust.

     Equity securities are valued at the last sale price on the exchange on which they are primarily traded or at the ask price on the NASDAQ system for unlisted national market issues, or at the last quoted bid price for securities in which there were no sales during the day or for unlisted securities not reported on the NASDAQ system. Bonds and other fixed income securities (other than shortterm obligations, but including listed issues) are valued on the basis of valuations furnished by a pricing service, the use of which has been approved by the Board of Trustees. In making such valuations, the pricing service utilizes both dealersupplied valuations and electronic data processing techniques that take into account appropriate factors such as institutionalsize trading in similar groups of securities, yield, quality, coupon rate, maturity, type of issue, trading characteristics and other market data, without exclusive reliance upon quoted prices or exchange or overthecounter prices, since such valuations are believed to reflect more accurately the fair value of such securities. Shortterm obligations which mature in 60 days or less are valued at amortized cost, which approximates fair value as determined by the Trust's Board of Trustees. Futures and option contracts that are traded on commodities or securities exchanges are normally valued at the settlement price on the exchange on which they are traded. Portfolio securities (other than shortterm obligations) for which there are no such quotations or valuations are valued at fair value as determined in good faith by or at the direction of the Board of Trustees of the Trust.

     Interest income on longterm obligations is determined on the basis of interest accrued plus amortization of discount (generally, the difference between issue price and stated redemption price at maturity) and premiums (generally, the excess of purchase price over stated redemption price at maturity). Interest income on shortterm obligations is determined on the basis of interest and discount accrued less amortization of premium.

     Any assets or liabilities initially denominated in terms of foreign currencies are translated into U.S. dollars at the official exchange rate or, alternatively, at the mean of the current bid and asked prices of such currencies against the U.S. dollar last quoted by a major bank that is a regular participant in the foreign exchange market or on the basis of a pricing service that takes into account the quotes provided by a number of such major banks. If neither of these alternatives is available or both are deemed not to provide a suitable methodology for converting a foreign currency into U.S. dollars, Diversified, under the supervision of the Board of Trustees of the Trust, in good faith, will establish a conversion rate for such currency.

     A determination of fair value used in calculating net asset value must be made in good faith utilizing procedures approved by the Board of Trustees of the Trust. While no single standard for determining fair value exists, as a general rule, the current fair value of a security would appear to be the amount which a Portfolio could expect to receive upon its current sale. Some, but not necessarily all, of the general factors which may be considered in determining fair value include: (a) the fundamental analytical data relating to the investment; (b) the nature and duration of restrictions on disposition of the securities; and (c) an evaluation of the forces which influence the market in which these securities are purchased and sold. Without limiting or including all of the specific factors which may be considered in determining fair value, some of the specific factors include: type of security, financial statements of the issuer, cost at date of purchase, size of holding, discount from market value, value of unrestricted securities of the same class at the time of purchase, special reports prepared by analysts, information as to any transactions or offers with respect to the security, existence of merger proposals or tender offers affecting the securities, price and extent of public trading in similar securities of the issuer or comparable companies, and other relevant matters.

     Each investor in each Portfolio may add to or reduce its investment in the Portfolio on each Business Day. As of 4:00 p.m. (New York time) (or any earlier close of regular trading on the Exchange) on each such day, the value of each investor's interest in a Portfolio will be determined by multiplying the net asset value of the Portfolio by the percentage representing that investor's share of the aggregate beneficial interests in the Portfolio. Any additions or reductions which are to be effected on that day will then be effected. The investor's percentage of the aggregate beneficial interests in the Portfolio will then be recomputed as the percentage equal to the fraction (a) the numerator of which is the value of such investor's investment in the Portfolio as of 4:00 p.m. (or the earlier close of regular trading on the Exchange) on such day plus or minus, as the case may be, the amount of net additions to or reductions in the investor's investment in the Portfolio effected on such day, and (b) the denominator of which is the aggregate net asset value of the Portfolio as of 4:00 p.m. (or the earlier close of regular trading on the Exchange) on such day plus or minus, as the case may be, the amount of the net additions to or reductions in the aggregate investments in the Portfolio by all investors in the Portfolio. The percentage so determined will then be applied to determine the value of the investor's interest in a Portfolio as of 4:00 p.m. (or the earlier close of regular trading on the Exchange) on the following day the Exchange is open for trading.

     Subject to compliance with applicable regulations, the Trust has reserved the right to pay the redemption price of beneficial interests in a Portfolio, either totally or partially, by a distribution in kind of readily marketable securities (instead of cash). The securities so distributed would be valued at the same amount as that assigned to them in calculating the net asset value for the beneficial interests being sold. If a holder of beneficial interests received a distribution in kind, such holder could incur brokerage or other charges in converting the securities to cash.

     The Trust may suspend the right of redemption or postpone the date of payment for beneficial interests in a Portfolio more than seven days during any period when (a) trading in the markets the Portfolio normally utilizes is restricted, or an emergency, as defined by the rules and regulations of the SEC, exists making disposal of the Portfolio's investments or determination of its net asset value not reasonably practicable; (b) the Exchange is closed (other than customary weekend and holiday closings); or (c) the SEC has by order permitted such suspension.

Item 19.  Taxation of each Portfolio.

     The Trust is organized as a trust under New York law. The Trust has determined that each Portfolio is properly treated as a separate partnership for federal and New York State income tax purposes. Accordingly, under those tax laws, the Portfolios are not subject to any income tax. Each Portfolio's taxable year ends December 31. Although the Portfolios are not subject to federal income tax, they file appropriate federal income tax returns.

     A Portfolio may be subject to foreign withholding and other taxes with respect to income on certain securities of non-U.S. issuers. These taxes may be reduced or eliminated under the terms of an applicable U.S. income tax treaty. It is not possible to determine a Portfolio's effective rate of foreign tax in advance, since the amount of the Portfolio's assets to be invested within various countries is not known. The Trust does not anticipate that investors qualifying as regulated investment companies under Section 851 of the Code ("RICs") and investing substantially all of their assets in any Portfolio other than the International Equity Portfolio will be able to pass through to their shareholders any foreign tax credit or deduction for federal income tax purposes with respect to the foreign withholding taxes paid by the Portfolio, if any. Investors qualifying as RICs and investing in the International Equity Portfolio may be able to pass through to their shareholders any foreign tax credit or deduction for federal income tax purposes with respect to the foreign withholding taxes paid by that Portfolio, if any, if at the end of the investor's fiscal year the investor holds more than 50% of its assets in foreign stocks and securities.

     Each investor in a Portfolio must take into account its share of that Portfolio's ordinary income, expense, capital gains and losses, credits, and other items in determining its income tax liability. The determination of such share is made in accordance with the governing instruments of the Trust and the Code, and regulations promulgated thereunder. Distributions to and withdrawals by an investor are generally not taxable. However, to the extent the cash proceeds of any withdrawal or distribution exceed an investor's adjusted tax basis in its partnership interest in a Portfolio, the investor will generally realize gain for federal income tax purposes. If, upon a complete withdrawal (i.e., a redemption of its entire interest in the Portfolio), the investor's adjusted tax basis in its partnership interest in the Portfolio exceeds the proceeds of the withdrawal, the investor will generally realize a loss for federal income tax purposes. An investor's adjusted tax basis in its partnership interest in the Portfolio will generally be the aggregate price paid therefor, increased by the amounts of its distributive shares of items of realized net income and gain (including income, if any, exempt from federal income tax), and reduced, but not below zero, by the amounts of its distributive shares of items of net loss and the amounts of any distributions received by the investor. This discussion does not address any distributions by the Portfolios in kind (i.e., any distributions of readily marketable securities or other non-cash property), which will be subject to special tax rules and may have consequences different from those described in this paragraph.

     The Trust believes that, in the case of an investor in a Portfolio that seeks to qualify as a RIC, the investor should be treated for federal income tax purposes as an owner of an undivided interest in the assets and operations of the Portfolio, and accordingly should be deemed to own a proportionate share of each of the assets of the Portfolio and be entitled to treat as earned by it the portion of the Portfolio's gross income attributable to that share. Each investor should consult its tax advisers regarding whether, in light of its particular tax status and any special tax rules applicable to it, this approach applies to its investment in the Portfolio, or whether a Portfolio should be treated, as to it, as a separate entity as to which the investor has no direct interest in Portfolio assets or operations.

     In order to enable an investor in a Portfolio that is otherwise eligible to qualify as a RIC to so qualify, the Trust intends that each Portfolio will satisfy the requirements of Subchapter M of the Code relating to the nature of each Portfolio's gross income and the composition (diversification) of each Portfolio's assets as if those requirements were directly applicable to such Portfolio and will allocate and permit withdrawals of its net investment income and any net realized capital gains in a manner that will enable an investor that is a RIC to comply with the qualification requirements imposed by Subchapter M of the Code.

     Foreign exchange gains and losses realized by a Portfolio will generally be treated as ordinary income and losses for federal income tax purposes. Certain uses of foreign currency and foreign currency forward contracts and investments in certain "passive foreign investment companies" may be limited in order to enable an investor that is a RIC to avoid imposition of a tax. A Portfolio may elect to mark to market any investments in "passive foreign investment companies" on the last day of each year. This election may cause the Portfolio to recognize income prior to the receipt of cash payments with respect to those investments; in order to distribute this income and avoid a tax on any RICs investing in the Portfolio, the Portfolio may be required to liquidate portfolio securities that it might otherwise have continued to hold.

     A Portfolio's investment in zero-coupon bonds will cause the Portfolio to recognize income prior to the receipt of cash payments with respect to those securities. In order to enable any investor which is a RIC to distribute this income and avoid a tax, the Portfolio may be required to liquidate portfolio securities that it might otherwise have continued to hold, potentially resulting in additional taxable gain or loss.

     A Portfolio's short sales "against the box" and transactions in options, foreign currency forward contracts, and futures contracts, if any, will be subject to special tax rules that may affect the amount, timing, and character of Portfolio income. For example, certain positions held for the Portfolio on the last business day of each taxable year will be marked to market (i.e., treated as if sold) on that day, and any gain or loss associated with the positions will be treated as 60% long-term and 40% short-term capital gain or loss. Certain positions held for a Portfolio that substantially diminish its risk of loss with respect to other positions in its portfolio may constitute "straddles," and may be subject to special tax rules that would cause deferral of Portfolio losses and adjustments in the holding periods of Portfolio securities. Certain tax elections exist for straddles that may alter the effects of these rules. Each Portfolio intends to limit its activities in options, foreign currency forward contracts, and futures contracts to the extent necessary to enable any investor which is a RIC to meet the requirements of Subchapter M of the Code.

     There are certain tax issues which will be relevant to only certain investors, specifically, investors which are segregated asset accounts and investors who contribute assets other than cash to a Portfolio. It is intended that such segregated asset accounts will be able to satisfy diversification requirements applicable to them and that such contributions of assets will not be taxable provided certain requirements are met. Such investors are advised to consult their own tax advisers as to the tax consequences of an investment in a Portfolio.

     The above discussion does not address the special tax rules applicable to certain classes of investors, such as tax-exempt entities, insurance companies, and financial institutions, or the state, local, or non-U.S. tax laws that may be applicable to certain investors. Investors should consult their own tax advisers with respect to the special tax rules that may apply in their particular situations, as well as the state, local, or foreign tax consequences to them of investing in a Portfolio.

Item 20.  Underwriters.

     The exclusive placement agent for the Portfolios is Diversified Investors Securities Corp. ("DISC"). DISC receives no compensation for serving as the exclusive placement agent for the Portfolios.

Item 21.  Calculation of Performance Data.

     Not applicable.

Item 22.  Financial Statements.

     The financial statements of the Trust as of December 1997, have been filed with the Securities and Exchange Commission as part of the Trust's annual report pursuant to Section 30(b) of the 1940 Act and Rule 30b2-1 thereunder, and are hereby incorporated herein by reference from such report. A copy of such report will be provided without charge to each person receiving this Part B.

                                   APPENDIX A

                        DESCRIPTION OF SECURITY RATINGS

STANDARD & POOR'S

 Corporate and Municipal Bonds

     AAA--An obligation rated AAA has the highest rating assigned by Standard & Poor's. The obligor's capacity to meet its financial commitment on the obligation is extremely strong.

     AA--An obligation rated AA differs from the highest rated obligations only in a small degree. The obligor's capacity to meet its financial commitment on the obligation is very strong.

     A--An obligation rated A is somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions than obligations in higher rated categories. However, the obligor's capacity to meet its financial commitment on the obligation is still strong.

     BBB--An obligation rated BBB exhibits adequate protection parameters. However, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity of the obligor to meet its financial commitment on the obligation.

     BB--An obligation rated BB is less vulnerable to nonpayment than other speculative issues. However, it faces major ongoing uncertainties or exposure to adverse business, financial or economic conditions which could lead to the obligor's inadequate capacity to meet its financial commitment on the obligation.

     Plus (+) or minus (-)--The ratings from AA to BB may be modified by the addition of a plus or minus sign to show relative standing within the major ratings categories.

 Commercial Paper, including Tax Exempt

     A1--A short-term obligation rated A-1 is rated in the highest category by Standard & Poor's. The obligor's capacity to meet its financial commitment on the obligation is strong. Within this category, certain obligations are designated with a plus sign (+). This indicates that the obligor's capacity to meet its financial commitment on these obligations is extremely strong.

     A-2--A short-term obligation rated A-2 is somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions than obligations in higher rating categories. However, the obligor's capacity to meet its financial commitment on the obligation is satisfactory.

     A-3--A short-term obligation rated A-3 exhibits adequate protection parameters. However, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity of the obligor to meet its financial commitment on the obligation.

MOODY'S

 Corporate and Municipal Bonds

     AAA--Bonds which are rated Aaa are judged to be of the best quality. They carry the smallest degree of investment risk and are generally referred to as "gilt edged." Interest payments are protected by a large or by an exceptionally stable margin and principal is secure. While the various protective elements are likely to change, such changes as can be visualized are most unlikely to impair the fundamentally strong position of such issues.

     AA--Bonds which are rated Aa are judged to be of high quality by all standards. Together with the Aaa group they comprise what are generally known as high-grade bonds. They are rated lower than the best bonds because margins of protection may not be as large as in Aaa securities or fluctuation of protective elements may be of greater amplitude or there may be other elements present which make the long-term risk appear somewhat larger than the Aaa securities.

     A--Bonds which are rated A possess many favorable investment attributes and are to be considered as upper-medium-grade obligations. Factors giving security to principal and interest are considered adequate, but elements may be present which suggest a susceptibility to impairment some time in the future.

     BAA--Bonds which are rated Baa are considered as medium-grade obligations (i.e., they are neither highly protected nor poorly secured). Interest payments and principal security appear adequate for the present but certain protective elements may be lacking or may be characteristically unreliable over any great length of time. Such bonds lack outstanding investment characteristics and in fact have speculative characteristics as well.

     BA--Bonds which are rated Ba are judged to have speculative elements; their future cannot be considered as wellassured. Often the protection of interest and principal payments may be very moderate, and thereby not well safeguarded during both good and bad times over the future. Uncertainty of position characterizes bonds in this class.

 Commercial Paper

     PRIME-1--Issuers rated Prime1 (or supporting institutions) have a superior ability for repayment of senior shortterm debt obligations. Prime1 repayment ability will often be evidenced by many of the following characteristics:

        --     Leading market positions in well established industries.

        --     High rates of return on funds employed.

        --     Conservative capitalization structure with moderate reliance on debt and ample asset protection.

        --     Broad margins in earnings coverage of fixed financial charges and high internal cash generation.

        --     Well-established access to a range of financial markets and assured sources of alternate liquidity.

                                     PART C

                               OTHER INFORMATION


Item 23.  Exhibits.

        a      Declaration of Trust of the Registrant. (1)

        b      By-Laws of the Registrant. (1)

        d(1)   Form of Investment Advisory Agreement between the Registrant and Diversified
               Investment Advisors, Inc. ("Diversified"). (1)

        d(2)   Form of Investment Subadvisory Agreement. (1)

        g      Form of Custodian Contract between the Registrant and Investors Bank & Trust
               Company. (1)

        l      Investment representation letters from initial investors. (1)

        n      Financial Data Schedules. (*)

--------------------------
(1) Incorporated herein by reference from the Registrant's Registration Statement (the "Registration Statement") on Form N-1A (File No. 811-8272) as filed with the U.S. Securities and Exchange Commission (the "Commission") on April 30, 1997.

(*)     Filed herewith.

Item 24.  Persons Controlled by or under Common Control with Registrant.

        Not Applicable.

Item 25.  Indemnification.

     Reference is made to Article V of the Registrant's Declaration of Trust, incorporated by reference from the registration statement on Form N-1A of Diversified Investors Portfolios (File No. 811-8272) as filed with the Securities and Exchange Commission on April 30, 1997.

     The Trustees and officers of the Registrant and the personnel of the Registrant's administrator are insured under an errors and omissions liability insurance policy. The Registrant and its officers are also insured under a fidelity bond required by Rule 17g-1 under the Investment Company Act of 1940, as amended.

Item 26.  Business and Other Connections of Investment Adviser.

     Diversified Investment Advisors, Inc. ("Diversified") is an indirect, wholly-owned subsidiary of AEGON USA, Inc., a financial services holding company whose primary emphasis is life and health insurance and annuity and investment products. AEGON is an indirect, wholly-owned subsidiary of AEGON nv, a Netherlands corporation which is a publicly traded international insurance group.

      Information as to the name, address and principal business of the directors and executive officers of Diversified is included in its Form ADV as filed with the Commission, and such information is hereby incorporated herein by reference from such Form ADV.

Item 27.  Principal Underwriters.

        Not applicable.

Item 28.  Location of Accounts and Records.

Diversified Investors Portfolios
4 Manhattanville Road
Purchase, New York 10577

Diversified Investment Advisors, Inc.
4 Manhattanville Road
Purchase, New York 10577

Diversified Investors Securities Corp.
4 Manhattanville Road
Purchase, New York 10577

Investors Bank & Trust Company
89 South Street
Boston, Massachusetts 022051537

Item 29.  Management Services.

        Not applicable.

Item 30.  Undertakings.

        Not applicable.

                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the County of Westchester and the State of New York, on the 28th day of April, 1999.

                                            DIVERSIFIED INVESTORS PORTFOLIOS


                                            By:  Robert F. Colby
                                                 ----------------------------
                                                 Robert F. Colby
                                                 Secretary

                                 EXHIBIT LIST


EXHIBIT NO.    DESCRIPTION

n               Financial Data Schedules.